UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

GILEAD SCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To our stockholders:

We are pleased to invite you to attend the 2014 annual meeting of stockholders of Gilead Sciences, Inc., to be held on Wednesday, May 7, 2014 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California.

Details regarding admission to the meeting and the business to be conducted are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you attend the annual meeting, we hope you will vote as soon as possible. There are three ways that you can cast your ballot – by telephone, by Internet or by mailing the proxy card (if you request one). Please review the instructions included in the Proxy Statement.

Thank you for your ongoing support of and continued interest in Gilead Sciences, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

John C. Martin

Chairman and Chief Executive Officer

March 24, 2014

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2014

TO THE STOCKHOLDERS OF GILEAD SCIENCES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gilead Sciences, Inc., a Delaware corporation (“Gilead”), will be held on Wednesday, May 7, 2014 at 10:00 a.m. local time at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030 for the following purposes:

1. To elect ten directors to serve for the next year and until their successors are elected and qualified.

2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2014.

3. To vote on a proposed amendment to Gilead’s Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive forum for certain legal actions.

4. To approve, on an advisory basis, the compensation of our named executive officers as presented in the Proxy Statement.

5. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director.

6. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent.

7. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that incentive compensation for the Chief Executive Officer include non-financial measures based on patient access to Gilead’s medicines.

8. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on March 12, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

Foster City, California

March 24, 2014

All stockholders are invited to attend the meeting in person. Whether or not you expect to attend the meeting, please grant a proxy to vote by telephone or the Internet or complete, date, sign and return the proxy card mailed to you (if you request one) as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and a proxy issued in your name from the record holder.

Page No.
INTRODUCTION	1
QUESTIONS AND ANSWERS	6
PROPOSAL 1 Election of Directors	12
Nominees	13
Board Composition, Leadership and Meetings	16
Committees of our Board of Directors	18
Executive Officers	21
PROPOSAL 2 Ratification of the Selection of Independent Registered Public Accounting Firm	23
Principal Accountant Fees and Services	23
Pre-Approval Policy and Procedures	24
PROPOSAL 3 Approval of an Amendment to Gilead’s Restated Certificate of Incorporation to Designate Delaware Chancery Court as the Exclusive Forum for Certain Legal Actions	25
PROPOSAL 4 Advisory Vote on Executive Compensation	27
PROPOSAL 5 Stockholder Proposal Requesting that the Board Adopt a Policy that the Chairman of the Board of Directors be an Independent Director	29
PROPOSAL 6 Stockholder Proposal Requesting that the Board Take Steps to Permit Stockholder Action by Written Consent	32
PROPOSAL 7 Stockholder Proposal Requesting that the Board Adopt a Policy that Incentive Compensation for the Chief Executive Officer include Non-Financial Measures Based on Patient Access to Gilead’s Medicines	34
EXECUTIVE COMPENSATION	36
Compensation Discussion and Analysis	36
Compensation Committee Report	59
Risk Assessment of Compensation Programs	60
Summary Compensation Table	62
2013 Grants of Plan-Based Awards	63
2013 Outstanding Equity Awards at Fiscal Year-End	65
2013 Option Exercises and Stock Vested	68
2013 Nonqualified Deferred Compensation	68
Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers	70
2013 Potential Payments Upon Involuntary Termination or Change in Control Termination	73
COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS	75
General	75
2013 Non-Employee Board Member Compensation	75
2013 Director Compensation	77
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	79
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	82
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	82
AUDIT COMMITTEE REPORT	83
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	84
Indemnity Agreements	84
Policies and Procedures	84
HOUSEHOLDING OF PROXY MATERIALS	85
APPENDIX A – PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF GILEAD SCIENCES, INC.	A-1

- i -

INTRODUCTION

The Annual Meeting and this Proxy Statement provide an important opportunity for us to communicate with you about the achievements of the past year and our stewardship of Gilead. Your vote is important to us. At the Annual Meeting, in addition to the election of directors, you will have the opportunity to vote on three management and three stockholder proposals. As you consider your votes, we ask that you carefully review the information in this Proxy Statement. We summarize below key aspects of our performance, executive compensation and corporate governance to assist you as you review the more detailed information herein.

Performance Highlights

•

Strong financial performance. We are pleased to report that Gilead had outstanding financial performance, exceeding our objectives for 2013, with total revenues growing 15% to $11.20 billion and product sales also increasing 15% to $10.80 billion. In addition to the sales generated by our antiviral business, sales of products from our other therapeutic areas surpassed $1.46 billion in annual revenue, which represents an increase of 16.5% compared to 2012.

•

Strong operational performance. Our 2013 operational performance met or exceeded our objectives. We continued to capitalize on opportunities to enhance our business and position us for further future growth. Achievements include:

•

launch of Sovaldi® (sofosbuvir), a once-daily oral regimen for the treatment of chronic hepatitis C (“HCV”) infection as a component of a combination antiviral treatment regimen, after receiving U.S. Food and Drug Administration (“FDA”) approval in December 2013; received approval from the European Medicines Agency (“EMA”) for Sovaldi in January 2014. Sovaldi represents a significant improvement in the treatment paradigm for many patients with HCV as it has shortened the duration of treatment and reduced or completely eliminated the need for pegylated interferon injections in certain viral genotype populations;

•

announcement of positive interim results from three Phase 3 clinical studies evaluating the once-daily fixed-dose combination of ledipasvir/sofosbuvir, with and without ribavirin, for the treatment of genotype 1 HCV infection; filed a new drug application for the fixed-dose combination of ledipasvir/sofosbuvir in February 2014;

•	expansion of single tablet regimen options for the treatment of HIV with the European launch of Stribild® in 14 countries;

•

receipt of FDA and EMA approval for an expanded label for Complera®/Eviplera® for use among certain adult patients switching from another stable antiretroviral regimen. Complera/Eviplera was first approved in 2011 in the United States and Europe for patients new to therapy;

•	receipt of EMA approval for once-daily Tybost®, a pharmacokinetic enhancer that boosts blood levels of certain HIV medicines;

•

receipt of EMA approval for Vitekta®, an integrase inhibitor for the treatment of HIV-1 infection in adults without known mutations associated with resistance to elvitegravir, the active pharmaceutical ingredient of Vitekta;

•	submission of marketing applications for idelalisib for the treatment of patients with indolent non-Hodgkin’s lymphoma and chronic lymphocytic leukemia with the FDA and EMA; and

•	advanced pipeline programs across therapeutic areas, with over 60 Phase 3 clinical studies at the end of 2013.

•

Strong stockholder returns. Our strong financial and operational performance has benefitted our stockholders. In the last three years, we have had significant stock appreciation compared to our peers. Our one-year total shareholder return (“TSR”) was 105%, the second highest of our compensation peer group. In addition, our three-year TSR increased 61% on a compound annual growth basis, which is the highest of our compensation peer group.

Compensation Highlights

•

Pay and performance alignment. Our executive compensation programs are designed to directly link pay with performance, creating appropriate incentives for our Named Executive Officers to take actions that ultimately increase the value of Gilead and shareholder returns. Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. The efforts of our executive officers to deliver against long-term business strategy contributed significantly to our operational and financial achievements in recent years, which drove the significant stock price and TSR appreciation described above.

•

Equity compensation comprises 73% of target compensation. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 13% base salary, 14% annual bonus opportunity and 73% equity awards (based on grant-date fair value). We believe this mix is appropriate because the executive officers should focus their efforts on long-term corporate results. By aligning the majority of their compensation with Gilead’s performance, the executive officers realize less value from this pay component when our stock does not perform well and more value from this pay component when our stock does perform well.

•

Equity compensation is performance-based. The equity award component of our executive officer compensation packages comprises both options to purchase shares of our common stock and performance share awards. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead performs. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our common stock to appreciate in value before our executive officers realize any economic benefit from their awards. Performance share awards require not only stock price performance, as measured in terms of our TSR relative to an industry comparator group, but also revenue growth measured either in absolute terms (for 2012 and 2013 awards) or relative to an industry comparator group (for pre-2012 awards).

•	Responsiveness to stockholders and strong support of executive compensation programs by stockholders.

•

In 2013, we continued to reach out to stockholders seeking their feedback on our compensation programs and policies and almost all of the stockholders we met with did not have specific concerns with respect to our executive compensation program or any related policies or practices.

•	Our Compensation Committee carefully considers feedback from our stockholders regarding our executive compensation program and we will continue our practice of reaching out to stockholders.

•	At the 2013 annual meeting, our stockholders approved the compensation of the Named Executive Officers with approximately 98% of the votes cast in favor of our executive compensation program.

Governance Highlights

•

Lead independent director. We believe that the interests of our stockholders are best served by maintaining our Board of Directors’ flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time. Our Board Guidelines provide that where the Chairman is also the Chief Executive Officer, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

•

Executive sessions. As required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis, to review and discuss, among other things, Gilead’s strategy, performance, management effectiveness and succession planning at every regularly scheduled Board meeting and as determined by the independent directors.

•

Substantial majority of independent directors. Currently, all of our director nominees other than our CEO (nine out of ten) are independent. In addition, all members of the key board committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ and Gilead’s own Board Guidelines. This ensures that oversight of critical matters such as the integrity of our financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Corporate governance policies and practices. We maintain strong corporate governance policies and practices. Information regarding our corporate governance initiatives can be found on our website, at http://www.gilead.com in the Investors section under “Corporate Governance,” including Gilead’s Board Guidelines and the charter for each Board committee. We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee Gilead’s management – including the performance of the Chief Executive Officer – and provide an effective and appropriately balanced board governance structure.

•

Responsiveness to stockholder viewpoints. Our Board has exhibited its responsiveness to the viewpoints of stockholders, taking into account the say on pay vote and votes on stockholder proposals as the Board applies its fiduciary judgment to executive compensation and corporate governance matters.

•

Poison pill eliminated. At the 2012 annual meeting of stockholders, a majority of the stockholders voting supported a stockholder proposal that requested our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan is subject to a stockholder vote. In September 2012, after taking into consideration the vote of the stockholders, the Board adopted an amendment that terminated Gilead’s rights plan, effective immediately.

•	Stockholders’ ability to call special meetings. We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders.

•

No supermajority voting provisions. We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws in response to the viewpoints of our stockholders expressed in response to a stockholder proposal voted on at our 2010 annual meeting. At our 2011 annual meeting, our Board proposed, and our stockholders approved, amendments to our certificate of incorporation adopting simple majority voting standards.

•	Majority voting in uncontested election of directors. Our director nominees are elected annually by a majority voting of votes cast in uncontested elections.

•	Equal voting rights. We only have one class of stock with equal voting provisions.

•	Annual elections. All of our directors are elected annually.

•

Annual say on pay vote. We provide an annual opportunity for stockholders to advise the Board on executive compensation through an advisory say-on-pay vote, consistent with the viewpoint expressed by our stockholders in 2011 that they preferred an annual vote to a vote with lesser frequency.

Summary of Proposals for Vote

VOTING MATTER						BOARD VOTE RECOMMENDATION	SEE PAGE # (for more detail)

Proposal 1 – Election of Directors						FOR each nominee	12

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan, Ph.D.	X	Member			Member
Etienne F. Davignon	X			Member
Carla A. Hills	X			Member
Kevin E. Lofton	X	Member	Member
John W. Madigan	X	Member	Chair
John C. Martin, Ph.D.
Nicholas G. Moore	X	Chair	Member
Richard J. Whitley, M.D.	X			Member	Chair
Gayle E. Wilson	X			Chair	Member
Per Wold-Olsen	X		Member		Member

Proposal 2 – Ratification of the Selection of Independent Registered Public Accounting Firm						FOR	23

Proposal 3 – Amendment to Gilead’s Restated Certificate of Incorporation to Designate Delaware Chancery Court as the Exclusive Forum for Certain Legal Actions						FOR	25

Proposal 4 – Advisory Vote on Executive Compensation						FOR	27

Proposal 5 – Stockholder Proposal Requesting that the Board Adopt a Policy that the Chairman of the Board of Directors be an Independent Director						AGAINST	29

Proposal 6 – Stockholder Proposal Requesting that the Board Take Steps to Permit Stockholder Action by Written Consent						AGAINST	32

Proposal 7 – Stockholder Proposal Requesting that the Board Adopt a Policy that Incentive Compensation for the Chief Executive Officer Include Non-Financial Measures Based on Patient Access to Gilead’s Medicines						AGAINST	34

Thank you for your ongoing support of Gilead Sciences, Inc. We appreciate your time and consideration and ask that with respect to your vote you support the Board’s recommendations.

GILEAD SCIENCES, INC.

333 Lakeside Drive

Foster City, California 94404

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 7, 2014

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Gilead Sciences, Inc., a Delaware corporation (“Gilead,” “we,” “our” or “us”), of proxies to be voted at our Annual Meeting of Stockholders to be held on Wednesday, May 7, 2014 at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Westin San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California 94030.

This proxy statement and the accompanying proxy card are being mailed, or made available electronically, to stockholders on or about March 24, 2014 to all stockholders entitled to vote at our Annual Meeting.

QUESTIONS AND ANSWERS

1.	Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. This approach conserves natural resources and reduces our costs of printing and distributing our proxy materials, while providing stockholders with a convenient way to access our proxy materials. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

2.	How may I obtain a copy of Gilead’s Annual Report on Form 10-K and other financial information?

A copy of our 2013 Annual Report, which includes our Form 10-K for the year ended December 31, 2013, is available at http://www.gilead.com/proxy or may be requested from our Investor Relations department as described elsewhere in this proxy statement. Our 2013 Annual Report is not incorporated into this proxy statement and should not be considered proxy solicitation material.

3.	Who is entitled to vote at the Annual Meeting?

Only holders of our common stock at the close of business on March 12, 2014 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Annual Meeting. As of that date, there were 1,537,853,414 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

4.	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

•	to elect ten directors to serve for the next year and until their successors are elected and qualified;

•	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	to vote on an amendment to Gilead’s Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive forum for certain legal actions;

•	to approve, on an advisory basis, the compensation of our named executive officers as presented in this proxy statement;

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board be an independent director;

•	to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent; and

•

to vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that incentive compensation for the Chief Executive Officer include non-financial measures based on patient access to Gilead’s medicines.

We will also consider any other business that properly comes before the Annual Meeting. See question 10, “Could other matters be decided at the Annual Meeting?” below.

5.	How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	“FOR” the approval of an amendment to Gilead’s Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive forum for certain legal actions;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement;

•	“AGAINST” the stockholder proposal requesting that the Board adopt a policy that the Chairman of the Board be an independent director;

•	“AGAINST” the stockholder proposal requesting that the Board take steps to permit stockholder action by written consent; and

•

“AGAINST” the stockholder proposal requesting that the Board adopt a policy that incentive compensation for the Chief Executive Officer include non-financial measures based on patient access to Gilead’s medicines.

6.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares is represented by votes present at the meeting in person or by proxy. Shares represented by proxies marked “abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Proposal	Vote Required
Proposal 1 – Election of ten directors to serve for the next year and until their successors are elected and qualified	Majority of votes cast (number of shares voted “For” a director must exceed the number of shares voted “Against” that director)

Proposal 2 – Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal	Vote Required
Proposal 3 – Approval of an amendment to Gilead’s Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive forum for certain legal actions	Majority of the outstanding shares of common stock

Proposal 4 – Approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 5 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board be an independent director	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 6 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent	Majority of the shares entitled to vote and present in person or represented by proxy

Proposal 7 – Vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that incentive compensation for the Chief Executive Officer include non-financial measures based on patient access to Gilead’s medicines	Majority of the shares entitled to vote and present in person or represented by proxy

If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal 2 is a “routine” matter. As a result, your broker is permitted to exercise discretionary voting authority to vote your shares for this proposal. Your broker may not exercise discretionary voting authority and may not vote your shares with respect to the other proposals unless you provide your broker with voting instructions.

With respect to Proposal 1, abstentions will not have an effect on the outcome of the vote. With respect to Proposals 2, 3, 4, 5, 6 and 7, abstentions will have the same effect as an “against” vote. “Broker non-votes” will have no effect on Proposals 1, 2, 4, 5, 6 or 7. Broker non-votes will have the same effect as an “against” vote with respect to Proposal 3.

7.	How do I vote?

You may vote in person by attending the meeting or by completing and returning a proxy by mail, by telephone or electronically, using the Internet. If your shares are registered directly in your name with Gilead’s transfer agent, Computershare, you are considered a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” Most beneficial owners whose stock is held in the name of a bank, broker or other nominee receive instructions for granting proxies from their banks, brokers or other nominees, rather than our proxy card. You can vote your shares held through a bank, broker or other nominee by following the voting instructions sent to you by that institution.

By mail

To vote your proxy by mail, be sure to complete, sign and date the proxy card (if you request one) or voting instruction card that may be delivered to you and return it in the envelope provided. If you return your signed proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by our Board.

By Internet or the telephone

Stockholders may also vote their shares using the Internet or telephone. The law of the State of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies so long as each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The Internet and telephone voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting shares via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Stockholders of record may go to http://www.proxyvote.com to vote their shares. You will be required to provide the control number printed on your Notice. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Stockholders of record using a touch-tone telephone may vote their shares by calling (800) 690-6903 and following the recorded instructions.

A number of brokers and banks are participating in a program that offers the ability to grant proxies to vote shares over the telephone and Internet. Street name holders may vote on the Internet by accessing http://www.proxyvote.com. You will be required to provide the control number printed on your Notice. Street name holders using a touch-tone telephone may vote their shares by calling (800) 454-8683 and following the recorded instructions.

Internet and telephone voting for stockholders of record and street name holders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time on May 6, 2014. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

In person at the Annual Meeting

Stockholders of record may vote in person at the Annual Meeting or vote by proxy using a proxy card that they may request. Whether or not a stockholder plans to attend the meeting, the stockholder should vote by proxy to ensure his or her vote is counted. A stockholder may still attend the meeting and vote in person if he or she has already voted by proxy. To vote in person, a stockholder may come to the Annual Meeting and we will provide the stockholder with a ballot when he or she arrives. To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided to you. If a stockholder returns a signed proxy card to us before the Annual Meeting, we will vote the stockholder’s shares as he or she directs.

If you are a beneficial owner of shares, you must obtain a legal proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

8.	What can I do if I change my mind after I vote my shares?

Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before the shares are voted.

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	submitting a written notice to our Corporate Secretary at our principal executive office, 333 Lakeside Drive, Foster City, California 94404;

•	delivering a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may revoke your proxy or submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting as described in the answer to the preceding question.

Attendance at the meeting will not, by itself, revoke a proxy. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

9.	What is the deadline for voting my shares by proxy, via the Internet or by telephone?

Votes by proxy must be received before the polls close at the Annual Meeting. Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Daylight Time on May 6, 2014.

10.	Could other matters be decided at the Annual Meeting?

On the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you execute and deliver a proxy, then John C. Martin and John F. Milligan, the persons named on your proxy card, will have the discretion to vote on those matters for you.

11.	Is my vote confidential?

Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Veaco Group, the independent proxy tabulator that we have engaged, will count the votes and act as the inspector of election for the meeting.

12.	Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K within four business days after the Annual Meeting.

13.	Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Notice and this proxy statement and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names, shares of our common stock beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their out-of-pocket expenses for forwarding solicitation materials to such beneficial owners. We have hired Innisfree M&A Incorporated to act as our proxy solicitor in conjunction with the Annual Meeting. We will pay Innisfree M&A Incorporated a fee of $15,000, plus reasonable out-of-pocket expenses, for these services. Our solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or other of our employees. No additional compensation will be paid to directors, officers or other employees for such solicitation services performed by them.

14.	When are the stockholder proposals for Gilead’s 2015 Annual Meeting due?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2015 annual meeting, the Corporate Secretary must receive the written proposal at our principal executive offices no later than November 24, 2014. Such proposals also must comply with SEC regulations under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company proxy materials. Proposals should be addressed to:

Corporate Secretary

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement must give timely written notice to the Corporate Secretary in accordance with our Bylaws. To be “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, written notice must be received by the Corporate Secretary:

•	not earlier than the close of business on January 7, 2015; and

•	not later than the close of business on February 6, 2015.

The chairperson of our annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our Bylaws and to declare that any such nomination or other business not properly brought before our annual meeting shall not be transacted.

15.	Where can I get information related to future stockholder meetings of Gilead?

To request a copy of the proxy statement, annual report and form of proxy related to all of our future stockholder meetings where you are a stockholder on the relevant record date, you may log on to http://www.proxyvote.com or contact Investor Relations at:

Gilead Sciences, Inc.

Attention: Investor Relations

333 Lakeside Drive

Foster City, CA 94404

(800) 445-3235

Email: investor_relations@gilead.com

16.	I want to attend the Annual Meeting and vote in person. From whom can I obtain directions to the Annual Meeting?

You may contact Investor Relations at (800) 445-3235 or investor_relations@gilead.com to obtain directions to the Annual Meeting.

17.	If I have additional questions, whom can I contact?

If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-9501

Banks and Brokers may call collect: (212) 750-5833

PROPOSAL 1

ELECTION OF DIRECTORS

There are ten nominees for the ten Board positions presently authorized. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Directors are elected by a majority of the votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) with respect to the election of each director at the Annual Meeting. Each director who is elected will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Gilead and was previously elected by the stockholders at the 2013 annual meeting of stockholders.

Shares represented by executed proxies will be voted for or against the election of the ten nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Board may propose. Each person nominated for election has agreed to serve if elected and our Board and management have no reason to believe that any nominee will be unable to serve.

Our Nominating and Corporate Governance Committee recommended each of the nominees listed below to our Board for nomination. Each member of our Nominating and Corporate Governance Committee meets the definition of “independent director” as defined in Rule 5605 of The NASDAQ Stock Market (“NASDAQ”) Marketplace Rules, as determined affirmatively by our Board.

Majority Vote Standard for Election of Directors

Our Bylaws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of shares voted “against” that director). In a contested election (a situation in which the number of nominees for director exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting, in which a quorum is present, and entitled to vote on the election of directors. Under our Board Guidelines, any director who fails to receive at least a majority of the votes cast in an uncontested election must tender his or her resignation to our Board. Our Nominating and Corporate Governance Committee would then evaluate the tendered resignation and make a recommendation to our Board whether to accept or reject the resignation or whether other action should be taken. Our Board will act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale for such decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in our Board’s decision. If a nominee who was not already serving as a director does not receive at least a majority of the votes cast for such director at the annual meeting that nominee will not become a director.

Our Board has adopted certain corporate governance principles, which we refer to as our Board Guidelines, to promote the functioning of the Board and its committees, to promote the interests of stockholders and to set forth a common set of expectations as to how the Board, its various committees and individual directors should perform their functions. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

Nominees

Our Nominating and Corporate Governance Committee has evaluated and recommended, and the full Board has considered and nominated for election at the Annual Meeting, each of the ten directors described below. The names of the nominees, in alphabetical order and certain information about them as of March 24, 2014, as well as the specific experience, qualifications, attributes or skills of the director nominees that led our Nominating and Corporate Governance Committee to conclude that the nominee should serve as a director of Gilead, are set forth below:

John F. Cogan, Ph.D., age 66, joined our Board in 2005 and was appointed Lead Independent Director in May 2013. Dr. Cogan is currently the Leonard and Shirley Ely Senior Fellow at the Hoover Institution and a Professor in the Public Policy Program at Stanford University, where he has had a continuing appointment since 1980. Dr. Cogan’s current research is focused on U.S. budget and fiscal policy, social security and healthcare. Dr. Cogan has held a number of positions in the U.S. government, including Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget. Dr. Cogan is a trustee of the Charles Schwab Family of Funds and a director of Venture Lending and Leasing Funds II, IV and VI, Inc.

Relevant Experience, Qualifications and Skills: Significant experience in economic healthcare policy, including serving as the Leonard and Shirley Ely Senior Fellow at the Hoover Institution, Stanford University, where his research is focused on U.S. budget and fiscal policy, social security and healthcare. Significant policy-making and government experience, including previously serving as Assistant Secretary for Policy in the U.S. Department of Labor and Associate Director and Deputy Director in the U.S. Office of Management and Budget.

Etienne F. Davignon, age 81, joined our Board in 1990. He is currently Minister of State for Belgium and serves as Chairman of Recticel, CMB, SN Air Holding and Genfina. Previously, he served as Chairman of Société Générale de Belgique, a diversified financial and industrial company. Mr. Davignon has served as the European Community’s (“EC”) Commissioner for Industry and International Markets and as the EC’s Vice President for Research, Industry and Energy Policies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Chairman of Recticel, CMB, SN Air Holding and Genfina and previously serving as Chairman of Société Générale de Belgique. International background and significant policy-making and government experience, including serving as the Minister of State and previously serving as the EC’s Commissioner for Industry and International Markets and as the EC’s Vice President for Research, Industry and Energy Policies. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 1990.

Carla A. Hills, age 80, joined our Board in 2007. Since 1993, she has served as the Chair and Chief Executive Officer of Hills & Company, a firm providing advice to U.S. businesses on investment, trade and risk assessment issues outside the United States. Mrs. Hills serves on the international advisory boards of J.P. Morgan Chase. She is Co-Chair of the Council on Foreign Relations, Chair of the National Committee on U.S.-China Relations and Co-Chair of the Inter-American Dialogue and of the International Advisory Board of the Center for Strategic and International Studies. Mrs. Hills is also a member of the Executive Committee of the Peterson Institute for International Economics and of the Trilateral Commission. Mrs. Hills served as U.S. Trade Representative from 1989 to 1993, and was principal advisor on international trade to President George H. W. Bush. Under President Gerald R. Ford, she served as Secretary of Housing and Urban Development.

Relevant Experience, Qualifications and Skills: Significant international trade policy and business experience, including serving as the Chair and Chief Executive Officer of Hills & Company, a firm providing counsel to U.S. businesses on investment, trade and risk assessment issues abroad. Significant policy-making experience and government service, including previously serving as U.S. Trade Representative and the principal advisor on international trade to President George H. W. Bush.

Kevin E. Lofton, age 59, joined our Board in 2009. He is currently, and has been since 2003, the President and Chief Executive Officer of Catholic Health Initiatives. Headquartered in Denver, the healthcare system has revenues of over $13 billion and operates the full continuum of services from hospitals to home health agencies throughout the nation. He previously served as Chief Executive Officer of two university hospitals, the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. In 2007, Mr. Lofton served as Chairman of the Board of the American Hospital Association, the nation’s largest hospital trade association. Mr. Lofton also serves on the Board of Directors of Rite Aid Corporation, Conifer Health Solutions LLC, a privately held revenue cycle management company in Dallas, and the Catholic Health Association.

Relevant Experience, Qualifications and Skills: Significant leadership experience, including serving as the President and Chief Executive Officer of Catholic Health Initiatives, a healthcare system operating the full continuum of services from hospitals to home health agencies across the United States. Expertise and knowledge in hospital administration and patient care. Demonstrated commitment to ensuring that patients have access to medical services.

John W. Madigan, age 76, joined our Board in 2005. He is the retired Chairman and Chief Executive Officer of Tribune Company, a director and former Chairman of the Robert R. McCormick Foundation and a director of Boise Cascade Holdings, L.L.C. Mr. Madigan is also a former member of the Defense Business Board of the Department of Defense, an advisor to Madison Dearborn Partners and a director and former Chairman of The Chicago Council on Global Affairs. He previously served as a director of AT&T Wireless and Morgan Stanley. He serves as a trustee of Northwestern University and Rush University Medical Center. Mr. Madigan is a member and former Chairman of The Commercial Club of Chicago and a director of New Schools for Chicago.

Relevant Experience, Qualifications and Skills: Significant leadership experience and broad knowledge of business, including previously serving as the Chairman and Chief Executive Officer of Tribune Company, a media industry leader with operations in major markets throughout the United States. Significant financial expertise including experience as an investment banker with Salomon Brothers and Paine, Webber, Jackson & Curtis and an audit manager at Arthur Andersen & Co.

John C. Martin, Ph.D., age 62, was appointed as Chairman of Gilead’s Board in 2008 and has served as Gilead’s Chief Executive Officer and member of Gilead’s Board of Directors since April 1996. Prior to joining Gilead, Dr. Martin held several leadership positions at Bristol-Myers Squibb Company and Syntex Corporation. He is a member of the Board of Directors of the California Healthcare Institute. He also serves on the University of Southern California Board of Trustees. Dr. Martin previously served as President of the International Society for Antiviral Research, Chairman of the Board of Directors of BayBio and Chairman of the Board of Directors of the California Healthcare Institute. He served on the National Institute of Allergy and Infectious Diseases Council, the Board of Directors of the Biotechnology Industry Organization, the Board of Trustees of the University of Chicago, the Board of Trustees of Golden Gate University and the External Scientific Advisory Board of the University of California School of Global Health. Additionally, Dr. Martin served on the Centers for Disease Control/Health Resources and Services Administrations Advisory Committee on HIV and STD Prevention and Treatment and was a member of the Presidential Advisory Council on HIV/AIDS. Dr. Martin previously served as a director of Gen-Probe Incorporated. Dr. Martin holds a Ph.D. in organic chemistry from the University of Chicago and an MBA in marketing from Golden Gate University. He has received the Isbell Award from the American Chemical Society and the Gertrude B. Elion Award for Scientific Excellence from the International Society for Antiviral Research. In 2008, Dr. Martin was inducted into the National Academy of Engineering of the National Academies.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience, including serving as Gilead’s Chief Executive Officer and Chairman since May 2008 and previously serving as President and Chief Executive Officer from 1996 through May 2008. Significant scientific experience, as he holds a Ph.D. in organic chemistry and previously served as a member of the Presidential Advisory Council on HIV/AIDS from 2006 to 2009. Breadth of knowledge about Gilead’s business as a result of employment at Gilead since 1990 in numerous leadership positions.

Nicholas G. Moore, age 72, joined our Board in 2004. Mr. Moore is the retired global Chairman of PricewaterhouseCoopers LLP, a professional services firm formed in July 1998 by the merger of Coopers & Lybrand and Price Waterhouse. Prior to the merger, Mr. Moore was elected Chairman and Chief Executive Officer of Coopers & Lybrand (U.S.) in 1994 and Coopers & Lybrand International in 1997. Mr. Moore is the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo, N.A. and E2 Open. He has also served as Chairman of the Board of Trustees of St. Mary’s College of California. Mr. Moore is an inactive member of the American Institute of Certified Public Accountants, the California Bar Association and the California and New York Society of Certified Public Accountants.

Relevant Experience, Qualifications and Skills: Significant leadership and business experience across a range of industries, including previously serving as Chairman of PricewaterhouseCoopers and serving as the lead independent director of NetApp, Inc. and a director of Bechtel Group, Inc., Wells Fargo & Company and E2 Open. Significant financial expertise as he is an inactive member of the American Institute of CPAs and the California and New York Society of CPAs.

Richard J. Whitley, M.D., age 68, joined our Board in 2008. He is a Distinguished Professor, Loeb Scholar Chair in Pediatrics; Director, Division of Pediatric Infectious Diseases; Vice-Chair, Department of Pediatrics; Senior Scientist, Department of Gene Therapy; Senior Scientist, Cancer Research and Training Center; Associate Director for Clinical Studies, Center for AIDS Research; and Co-Director, Center for Emerging Infections and Emergency Preparedness (CEIEP) for the University of Alabama at Birmingham. Dr. Whitley has held responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group, is a past President of the International Society of Antiviral Research, chairs the Board of Scientific Counselors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention and is President of the Board of the Infectious Disease Society of America.

Relevant Experience, Qualifications and Skills: Significant medical expertise, including serving as the Distinguished Professor, Loeb Scholar Chair in Pediatrics at the University of Alabama at Birmingham. Significant health policy experience, including chairing the Board of Scientific Councilors for the National Center for Infectious Diseases of the U.S. Centers for Disease Control and Prevention, serving as the President of the Board of the Infectious Disease Society of America, previously holding responsibility for the National Institute of Allergy and Infectious Diseases Collaborative Antiviral Study Group and serving as a former President of the International Society of Antiviral Research. Extensive experience in the field of antiviral medicine. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Scientific Advisory Board from 2003 to 2008.

Gayle E. Wilson, age 71, joined our Board in 2001. Mrs. Wilson served as California’s First Lady from 1991 to 1999. Mrs. Wilson is a member of the board of directors of the Ralph M. Parsons Foundation, a non-profit organization that provides grants for higher education, social impact, civic, cultural issues and health issues. She is also the Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science, a member of the board of trustees of the California Institute of Technology and the Sanford Burnham Institute for Medical Research.

Relevant Experience, Qualifications and Skills: Significant experience in education, public policy and science and technology, including previously serving as California’s First Lady from 1991 to 1999, currently serving as a member of the board of trustees of the California Institute of Technology, Chair Emeritus of the Advisory Board of the California State Summer School for Math and Science and as a member of the board of the Sanford Burnham Institute for Medical Research. Breadth of knowledge about Gilead’s business as a result of service on Gilead’s Board since 2001.

Per Wold-Olsen, age 66, joined our Board in 2010, after serving as the Chair of the Gilead’s Health Policy Advisory Board since 2007. From 2005 to 2006, he served as President of the Human Health Intercontinental Division of Merck & Co., Inc., a global pharmaceutical company. From 1997 until 2005, he served as President of Human Health Europe, Middle East/Africa and Worldwide Human Health Marketing for Merck. Mr. Wold-Olsen is currently Chairman of the Board of GN Store Nord A/S. He also serves as a director of Exiqon A/S and Novo A/S. Mr. Wold-Olsen is Vice Chair of the Board of the Medicines for Malaria Venture, a non-profit initiative dedicated to the discovery, development and delivery of new medicines for the treatment of malaria. Mr. Wold-Olsen previously served as a director of PharmaNet Development Group, Inc. and H. Lundbeck A/S.

Relevant Experience, Qualifications and Skills: Significant leadership and international business experience at Merck & Co., Inc., including previously serving as President of the Human Health Intercontinental Division. Breadth of knowledge about Gilead’s business as a result of service as Chair of Gilead’s Health Policy Advisory Board from 2007 to 2009.

Director Emeritus

In January 2006, our Board appointed Dr. George P. Shultz, one of our former directors, to serve as Director Emeritus. As an advisor to our Board, Dr. Shultz may attend Board meetings, including meetings of the Audit Committee and the Nominating and Corporate Governance Committee, the committees on which he served prior to his retirement, in a non-voting capacity.

Board Composition, Leadership and Meetings

Independence of the Board of Directors

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors must qualify as “independent” as affirmatively determined by our Board. In addition, our Board Guidelines require that a substantial majority of our Board shall consist of “independent” directors as defined by the Board Guidelines. Our Board Guidelines are available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

After review of all relevant transactions and relationships between each director, and his or her family members, and us, our senior management and independent registered public accounting firm, our Board has determined that nine of our ten nominees for director are “independent” directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. Dr. Martin, our Chairman and Chief Executive Officer, is not an independent director within the meaning of the NASDAQ Marketplace Rules.

Board Leadership Structure and Oversight of Risk

Dr. Martin, our Chief Executive Officer, has served as Chairman of the Board since May 2008. Our Board Guidelines provide that the independent directors will designate a lead independent director when the positions of Chairman and Chief Executive Officer are held by the same person. Dr. Cogan has served as the lead independent director since May 2013.

We believe that our current Board leadership structure provides effective oversight of management and strong leadership of the independent directors. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman. As set forth in the Lead Independent Director Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis, to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning. As lead independent director, Dr. Cogan is a member of the Audit Committee and the Compensation Committee. In addition, Dr. Cogan conducts an annual self-assessment of the Board and committees of the Board to evaluate their effectiveness.

We believe there is a benefit to having Dr. Martin serve as both Chairman and Chief Executive Officer. Dr. Martin’s long tenure and knowledge of Gilead and our industry provide him unique insight into our business. In addition, in light of Dr. Martin’s experience navigating Gilead through periods of growth, including resulting from large acquisitions, our Board concluded that Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the positions of Chairman and Chief Executive Officer. Further, as the individual with primary responsibility and accountability for managing our day-to-day operations, he can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes best use of the Board’s time.

Our Audit Committee reviews risks associated with our financial and accounting systems, accounting policies and investment strategies, in addition to regulatory compliance and other matters that have significant elements of risk associated with them. In addition, our Audit Committee regularly meets in executive session and in private sessions with Gilead’s independent registered public accounting firm, internal audit and the Chief Financial Officer to discuss, among other things, risks to Gilead’s business. As discussed in more detail under “Executive Compensation – Risk Assessment of Compensation Programs” beginning on page 60, our Compensation Committee evaluates Gilead’s compensation policies and practices for its employees to help ensure that these policies and practices do not incentivize employees to take risks that are reasonably likely to have a material adverse effect on Gilead. Our Nominating and Corporate Governance Committee reviews our management of risks in areas such as regulatory, clinical trials, manufacturing, product promotion and human resources and meets periodically with senior employees of Gilead responsible for managing risk in these areas. Each of the committees periodically reports to the Board of Directors on its risk oversight activities. We do not believe our Board’s leadership structure adversely affects the Board’s ability to evaluate and manage risk.

Our Board amended the Lead Independent Director Charter, which is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Sessions

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only they are present. Dr. Cogan, our lead independent director, presides over these executive sessions. Additionally, executive sessions may be convened by the lead independent director at his discretion and will be convened if requested by any other independent director.

Meetings of our Board of Directors and Board Committees; Attendance at Annual Meetings

Our Board has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Scientific Committee. All directors attended at least 75% of the aggregate of all meetings of our Board and of the committees on which they served during the year ended December 31, 2013. Current committee membership and the number of meetings of our full Board and committees held in 2013 are shown in the table below:

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Committee
John F. Cogan	Lead Independent Director	Member			Member
Etienne F. Davignon	Member			Member
Carla A. Hills	Member			Member
Kevin E. Lofton	Member	Member	Member
John W. Madigan	Member	Member	Chair
John C. Martin	Chair
Nicholas G. Moore	Member	Chair	Member
Richard J. Whitley	Member			Member	Chair
Gayle E. Wilson	Member			Chair	Member
Per Wold-Olsen	Member		Member		Member
Number of 2013 Meetings	4	9	5	4	2

Our Board expects our directors to attend our annual meetings of stockholders. All of our then-current Board members attended our 2013 annual meeting of stockholders.

Committees of our Board of Directors

Our Board Guidelines require that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and at least one member of the Scientific Committee must be “independent” directors as defined by the Board Guidelines.

Audit Committee

Our Board has determined that all members of our Audit Committee are “independent directors” as defined in Rule 5605 of the NASDAQ Marketplace Rules and satisfy heightened independence standards under Rule 10A-3 under the Exchange Act. Our Board has determined that Mr. Nicholas Moore and Mr. Madigan are “audit committee financial experts,” as defined in applicable SEC rules.

Our Audit Committee oversees, on behalf of our Board, our corporate accounting, financial reporting process and systems of internal accounting and financial controls. For this purpose, our Audit Committee performs several functions. Among other things, our Audit Committee:

•	evaluates the performance, independence and qualifications of the independent registered public accounting firm;

•	determines the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention and compensation of the independent registered public accounting firm to perform any proposed audit and proposed permissible non-audit services;

•	reviews and approves, in advance, all related person transactions;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by SEC rules;

•	reviews with the independent registered public accounting firm the scope, adequacy and effectiveness of, and compliance with, our accounting and financial controls and systems of internal controls;

•	reviews the financial statements to be included in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q; and

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the results of their review of our quarterly financial statements.

Our Audit Committee is also responsible for establishing and maintaining procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters under the Complaint Procedure and Non-Retaliation Policy.

The Audit Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Compensation Committee

Our Board has determined that all members of our Compensation Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules. The members of our Compensation Committee are “outside directors” as determined under Section 162(m) of the Internal Revenue Code and “non-employee directors” as determined under Rule 16b-3 under the Exchange Act.

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include:

•	setting the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating the performance of Dr. Martin, our Chief Executive Officer, and reviewing and approving his compensation, subject to ratification by the independent directors of the Board, each year;

•	reviewing and approving the compensation arrangements for our other executive officers;

•

overseeing the administration of our compensation plans, including our 2004 Equity Incentive Plan, Employee Stock Purchase Plan, corporate bonus plan, deferred compensation program and our Internal Revenue Code Section 162(m) Executive Bonus Plan;

•	establishing the stock ownership guidelines applicable to executive officers; and

•	reviewing and discussing the “Compensation Discussion and Analysis” beginning on page 36.

Our Compensation Committee operates pursuant to a charter that outlines its specific authority, duties and responsibilities. Our Compensation Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Our Compensation Committee has the authority to engage the services of its own outside advisors to assist it in determining the compensation of our executive officers. Our Compensation Committee has retained Frederic W. Cook & Co. (“FWC”) as its independent compensation consultant. FWC’s role in the compensation process for 2013 included advice and recommendations on the following matters:

•	the executive compensation philosophy, program structure and selection of peer companies;

•	the compensation arrangement for Dr. Martin;

•	the compensation analyses and recommendations developed by management for the other executive officers; and

•	the compensation arrangements for our non-employee Board members.

FWC provides consulting services solely to our Compensation Committee and does not receive professional fees from us for any other services.

Nominating and Corporate Governance Committee

Our Board has determined that all members of our Nominating and Corporate Governance Committee are independent directors as defined in Rule 5605 of the NASDAQ Marketplace Rules.

Our Nominating and Corporate Governance Committee performs several functions. Among other things, our Nominating and Corporate Governance Committee:

•	identifies, evaluates and recommends directors for consideration by our full Board;

•	establishes criteria for Board and committee membership;

•	reviews and recommends changes to our corporate governance policies and procedures;

•	oversees Gilead’s management of non-financial or non-compensation policies-related risks; and

•	reviews Gilead’s political expenditure policies and expenditures, including payments to trade associations.

In identifying potential director nominees, the Nominating and Corporate Governance Committee considers Board candidates through a variety of methods and sources. These include suggestions from current Board members, senior management, stockholders, professional search firms and other sources. Our Nominating and Corporate Governance Committee reviews all candidates in the same manner regardless of the source of the recommendation.

In evaluating candidates for membership on the Board, our Nominating and Corporate Governance Committee considers the candidate’s relevant experience, the number and nature of other board memberships held and possible conflicts of interest. In addition, our Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of backgrounds and experience, including with respect to age, gender, international background, race and specialized experience. Each year, our Nominating and Corporate Governance Committee reviews its Board membership criteria and assesses the composition of the Board against the criteria.

Our Nominating and Corporate Governance Committee will also consider all factors it considers appropriate to meeting the needs of the Board at that particular time. According to the Board membership criteria established by our Nominating and Corporate Governance Committee, candidates nominated for election or reelection to the Board should possess the following qualifications:

•	highest standards of personal and professional integrity;

•	ability and judgment to serve the long-term interest of our stockholders;

•	experience and expertise relevant to our business and which will contribute to the overall effectiveness and diversity of the Board;

•	broad business and social perspective;

•	ability to communicate openly with other directors, to meaningfully and civilly participate in the Board’s decision making process;

•

commitment to serve on the Board for an extended period of time to ensure continuity and to develop knowledge about Gilead’s business, and willingness to devote appropriate time and effort to fulfilling the duties and responsibilities of a Board member;

•	independence from any particular constituency; and

•	ability and willingness to objectively appraise the performance of management.

It is the policy of our Nominating and Corporate Governance Committee to consider properly submitted stockholder recommendations of new director candidates. The Nominating and Corporate Governance Committee’s evaluation process for director nominees does not vary based on whether a candidate is recommended by a stockholder. Any stockholder recommendation must include the candidate’s name and qualifications for Board membership, the candidate’s age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and all other information that would be required to solicit a proxy under federal securities law. In addition, the recommendation must include the stockholder’s name, address and the number of shares beneficially owned. The recommendation should be sent to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. The recommendation must be delivered to the Corporate Secretary prior to the applicable deadline described under question 14 in “Questions and Answers” above.

The Nominating and Corporate Governance Committee Charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Scientific Committee

Our Scientific Committee was formed in January 2004 to advise our Board regarding our research strategies, the scientific merit of technology or products involved in licensing and acquisition opportunities and emerging science and technology issues. The charter of our Scientific Committee is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Stockholder Communications with our Board of Directors

Stockholders may communicate with our Board by sending a letter to the Corporate Secretary, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404. Our Corporate Secretary reviews all communications from stockholders, but may, in his sole discretion, disregard any communication that he believes is not:

•	related to our business;

•	within the scope of our responsibility;

•	credible; or

•	material or potentially material.

If deemed an appropriate communication, the Corporate Secretary will submit the stockholder communication to the member of the Board addressed in the communication and to our lead independent director.

Code of Ethics

Our written Code of Ethics applies to all of our directors and employees, including our executive officers. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Changes to or waivers of the Code of Ethics will be disclosed on the same website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver of, any provision of the Code of Ethics by disclosing such information on the same website.

Executive Officers

The names of our executive officers who are not also directors of Gilead and certain information about each of them as of March 24, 2014 are set forth below.

Gregg H. Alton, age 48, is our Executive Vice President, Corporate and Medical Affairs. Mr. Alton joined us in 1999, and served as General Counsel from 2000 to 2009, when he was appointed to his current position. In his current role, Mr. Alton is responsible for legal affairs, government affairs, medical affairs, public affairs and emerging market activities. Prior to joining Gilead, Mr. Alton was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton is a member of the boards of the AIDS Institute, BayBio, a San Francisco Bay Area life sciences industry organization, the Boys and Girls Clubs of Oakland and Celladon Corporation. He is also a member of the U.S. Government’s Industry Trade Advisory Committee on Intellectual Property Rights, the advisory board of UCSF Global Health Sciences and the Dean’s Advisory Council at Stanford Law School. Mr. Alton received a bachelor’s degree in legal studies from the University of California at Berkeley, and holds a JD from Stanford University.

Paul R. Carter, age 53, is our Executive Vice President, Commercial Operations. Mr. Carter joined us in 2006 and served as Senior Vice President of Gilead’s European commercial organization until 2014, when he was promoted to his current role. During that time, he managed the company’s expansion across Europe and into Asia. In his current role, Mr. Carter is responsible for worldwide commercial operations. Prior to joining us, Mr. Carter spent 15 years in the pharmaceutical industry with GlaxoSmithKline (GSK) and its legacy companies. During his time with GSK, Mr. Carter gained increasing levels of senior experience as General Manager in Europe and later as a Regional Head of the International business in Asia. Mr. Carter holds a degree in Business Studies from the Ealing School of Business and Management (now merged into University of West London) and is a Fellow of the United Kingdom’s Chartered Institute of Management Accountants.

Norbert W. Bischofberger, Ph.D., age 58, is our Executive Vice President, Research and Development and Chief Scientific Officer. Dr. Bischofberger joined Gilead in 1990 and has served as Executive Vice President, Research and Development since 2000 and Chief Scientific Officer since 2007. Prior to joining Gilead, Dr. Bischofberger was a Senior Scientist in Genentech, Inc.’s DNA Synthesis group from 1986 to 1990. He received his Ph.D. in Organic Chemistry at the Eidgenossische Technische Hochschule (ETH) in Zurich, Switzerland and performed postdoctoral research in steroid chemistry at Syntex. He also performed additional research in organic chemistry and applied enzymology in Professor George Whiteside’s lab at Harvard University in Cambridge, Massachusetts.

John F. Milligan, Ph.D., age 53, is our President and Chief Operating Officer Dr. Milligan joined Gilead in 1990 as a Research Scientist, and in 1996, he became Director of Project Management and Project Team Leader for Gilead’s collaboration with Hoffmann-La Roche Ltd on Tamiflu®. In 2002, Dr. Milligan was appointed Chief Financial Officer. He was promoted to Chief Operating Officer in 2007 and President in 2008. Dr. Milligan is a member of the board of Biotechnology Industry Organization (BIO), the largest biotechnology industry organization, and a Trustee of Ohio Wesleyan University. Dr. Milligan received his B.A. in chemistry from Ohio Wesleyan University and his Ph.D. in biochemistry from the University of Illinois and was an American Cancer Society postdoctoral fellow at the University of California at San Francisco.

Robin L. Washington, age 51, is our Executive Vice President and Chief Financial Officer. Ms. Washington joined us in 2008 and oversees our finance, information technology and investor relations organizations. Prior to joining Gilead, Ms. Washington was Chief Financial Officer at Hyperion Solutions, which was acquired by Oracle Corporation in March 2007. She previously served in a number of executive positions with PeopleSoft, most recently in the role of Senior Vice President and Corporate Controller. Ms. Washington is a member of the Board of Directors of Honeywell International, the Board of Directors of Salesforce.com and the Board of Visitors, Graziadio School of Business and Management, Pepperdine University. She is a certified public accountant and holds a bachelor’s degree in business administration from the University of Michigan and an MBA from Pepperdine University.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP during the fiscal year ended December 31, 2013 was compatible with maintaining their independence. Ernst & Young LLP has audited our financial statements since our inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Gilead and our stockholders.

Principal Accountant Fees and Services

The aggregate fees billed by Ernst & Young LLP for the years ended December 31, 2013 and 2012 for the professional services described below are as follows:

	2013	2012
Audit Fees(1)	$5,088,000	$4,902,000
Audit-Related Fees(2)	$158,000	$20,000
Tax Fees(3)	$1,765,000	$1,588,000
All Other Fees(4)	$7,000	$2,000

Total	$7,018,000	$6,512,000

(1)

Represents fees incurred for the integrated audit of our consolidated financial statements and of our internal control over financial reporting and review of the interim condensed consolidated financial statements, as well as fees incurred for audit services that are normally provided by Ernst & Young LLP in connection with other statutory or regulatory filings or engagements. During 2013, these fees also included accounting consultation services related to our acquisition of YM BioSciences, Inc. During 2012, these fees also included accounting consultation services related to our acquisitions of Pharmasset, Inc., an office building located in Foster City, California and YM BioSciences Inc.

(2)

Represents fees incurred for assurance and related services that are traditionally performed by Ernst & Young LLP, are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” During both 2013 and 2012, audit-related fees consisted of fees incurred in connection with specified procedures performed by Ernst & Young LLP in relation to user-defined reports.

(3)	Represents fees primarily incurred in connection with domestic and international tax compliance and tax consultation services.
(4)

During both 2013 and 2012, fees for other professional services were related to accessing Ernst & Young LLP’s online research database. For 2013, fees for other professional services were also related to statutory reporting services for our United Kingdom subsidiary.

All of the services described above were pre-approved by our Audit Committee.

Pre-Approval Policy and Procedures

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all services to be provided by the independent registered public accounting firm, and the policy prohibits the engagement of the independent registered public accounting firm for certain specified services. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. The policy also permits engagement of the independent registered public accounting firm for other services approved by our Audit Committee if there is a persuasive business reason for using the independent registered public accounting firm over other providers. The policy provides that as a general rule of thumb, the fees for these other services should be below 25% of total audit fees. Pre-approval may be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated by our Audit Committee to a member of the Audit Committee. Our Audit Committee receives quarterly reports on the scope of services provided to date and planned to be provided by the independent registered public accounting firm in the future.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO GILEAD’S RESTATED CERTIFICATE OF INCORPORATION TO DESIGNATE DELAWARE CHANCERY COURT AS THE EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS

Our Board of Directors is proposing an amendment to our Amended and Restated Certificate of Incorporation (Certificate of Incorporation) to add a new Article IX (renumbering the current Article IX as Article X) designating the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions unless otherwise consented to by Gilead. This designation of the Court of Chancery would apply to (1) any derivative action brought on behalf of Gilead and (2) any direct action brought by a stockholder against Gilead or any of our directors or officers alleging a violation of the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws, a breach of fiduciary duties or another violation of Delaware decisional law relating to the internal affairs of Gilead. This would not include actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

This amendment is intended to avoid subjecting Gilead to multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to Gilead and our stockholders.

Specifically, Gilead and our stockholders benefit from having disputes resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. The Delaware Chancery Court has experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides stockholders with more certainty about the outcome of intra-corporate disputes. By ensuring that intra-corporate disputes are heard in a Delaware court, Gilead and our stockholders avoid costly and duplicative litigation, the risk that Delaware law would be misapplied by a court in another jurisdiction and the risk of inconsistent outcomes when two similar cases proceed in different courts. Lastly, Delaware offers a system of specialized Chancery Courts to deal with corporate law questions, with streamlined procedures and processes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties.

The Board is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. The Board believes that it is more prudent and in the best interest of stockholders to take preventive measures before Gilead and the interests of most of its stockholders are materially harmed by the increasing practice of the plaintiff’s bar to file claims in multiple jurisdictions. It is important to note that this action by the Board is not being taken in reaction to any specific litigation confronting the company; rather, this action is being taken on a prospective basis to prevent potential future harm to Gilead and its stockholders.

Gilead has maintained strong corporate governance practices, including a Board that is substantially comprised of independent directors elected on an annual basis, a majority vote standard in uncontested director elections, a separate and empowered Lead Independent Director, stockholders’ ability to call special meetings, an absence of supermajority voting standards in our Restated Certificate of Incorporation and the absence of a “poison pill.”

Although exclusive jurisdiction provisions such as the one we are proposing are becoming increasingly common, and we know of no reason a court in another state would not be willing to enforce its terms, we cannot be sure that all state courts would enforce the provision and transfer any covered proceeding to the Delaware courts.

If this amendment is approved by our stockholders, it will become effective upon the filing of a certificate of amendment with the Delaware Secretary of State, which we intend to do promptly following action by stockholders at the Annual Meeting. If this amendment is not approved by our stockholders, the certificate of amendment will not be filed with the Delaware Secretary of State. The complete text of the proposed amendment is set forth in Appendix A, with deletions indicated by strikeouts and additions indicated by underlining.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Based upon a vote of stockholders at the 2011 Annual Meeting, following the Board’s recommendation for an annual advisory vote to approve the compensation of our named executive officers, Gilead is providing stockholders with an advisory vote on executive compensation. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

2013 Financial Highlights

In 2013, our executive officers continued our focused efforts to identify, develop and deliver best-in-class drugs that address unmet medical needs. Their operational achievements, which include the approval and launch of new products and advancement in our product pipeline across all therapeutic areas, enhance our business and create and sustain long-term value

Along with our operational achievements, we exceeded our financial performance objectives for 2013, with total revenues growing 15% to $11.20 billion and product sales also increasing 15% to $10.80 billion. In addition to the sales generated by our antiviral business, sales of products from our other therapeutic areas surpassed $1.46 billion in annual revenue, which represents an increase of 16.5% compared to 2012.

One-Year TSR was 105%, the Second Highest of our Compensation Peer Group. Three-Year TSR Increased 61%, the Highest of our Compensation Peer Group

The continued focus of our executive officers to deliver against long-term business strategy contributed significantly to our significant stock price appreciation. In 2013, our one-year total shareholder return (“TSR”) was 105%, the second highest of our compensation peer group. In addition, our three-year TSR increased 61% on a compound annual growth basis, which is the highest of our compensation peer group. For specific 2013 corporate achievements, please see the business highlights under “Compensation Discussion and Analysis” beginning on page 36.

Pay for Performance Philosophy

The core objective of our executive officer compensation program is to align pay and performance. Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 13% base salary, 14% annual bonus opportunity and 73% equity awards (based on grant-date fair value). We believe this mix is appropriate because the executive officers should focus their efforts on achieving long- term corporate results. By aligning the majority of their compensation with Gilead’s performance, our executive officers realize less value from this pay component when our stock does not perform well and more value when our stock performs well.

Receptive to Stockholder Feedback

In advance of our 2013 annual meeting of stockholders, we contacted our top 100 stockholders to seek feedback about our 2012 compensation policies and practices. Almost all of the stockholders we met with did not have specific concerns with respect to our executive compensation program or any related policies or practices. At the Annual Meeting, our stockholders approved the compensation of the Named Executive Officers with approximately 98% of the votes cast in favor of our executive compensation program.

Following our 2013 annual meeting, our Compensation Committee carefully reviewed the results of the stockholder advisory vote. Our Compensation Committee did not change our executive compensation program based on the results of the 2013 stockholder advisory vote and its strong belief that our policies and practices are effective in ensuring that we pay for performance over the long-term which directly aligns to delivering sustained corporate growth. However, our Compensation Committee asked that management review the disclosure of our compensation policies and practices to continue to identify opportunities for better demonstrating our pay-for-performance alignment and improving clarity of our compensation disclosures. Based on this review, we continued to enhance and refine the disclosures about our executive compensation program in this proxy statement to better explain our Compensation Committee’s objectives and operation.

Our Compensation Committee closely evaluates our company performance and compensation programs and will continue to take action to ensure that our compensation programs are aligned with our long-term performance and stockholder interests. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholders Communications with the Board” policy available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:

“RESOLVED, that Gilead’s stockholders hereby approve the compensation paid to Gilead’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR

James McRitchie has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. We have been notified that Mr. McRitchie has continuously held at least 200 shares of our common stock since August 24, 2010. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. McRitchie to the stockholders for approval is as follows:

Stockholder Supporting Statement

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is also our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our executive pay D – $85 million for John Martin while shareholders had a 10% potential stock dilution. Our company can give long-term incentive pay to our CEO for below-median performance. Unvested equity pay would not lapse upon CEO termination. Our company did not link environmental or social performance to its incentive pay policies.

Carla Anderson Hills, on our nomination committee at age 79, was negatively flagged by GMI due to the significant losses of shareholder value at Time Warner, Lucent Technologies and American International Group during her tenure as a director. John Cogan, on our audit committee, was negatively flagged by GMI due to his involvement with the Monaco Coach Corporation bankruptcy. Etienne Davignon (age 79) had 23 years long-tenure which detracts from independence. Gayle Wilson, who chaired our nomination committee, received our highest negative votes. Not one audit committee member had substantial industry knowledge. Not one non-executive member of the board had expertise in risk management.

GMI said our company had not implemented OSHAS 18001 as its occupational health and safety management system. GMI rated Gilead Sciences as having Very Aggressive Accounting & Governance Risk indicating higher accounting and governance risk than 93% of companies and had higher shareholder class action litigation risk than 98% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman – Proposal 5

Our Board Recommends a Vote AGAINST This Proposal

Our Board carefully considered the stockholder proposal requesting that our Board adopt a policy that the Chairman of the Board be an independent director in 2012 and 2013. Our Board continues to believe that stockholder interests are best served when the Board has the flexibility to determine the best person to serve as Chairman, whether that person is an independent director, the Chief Executive Officer or another person, and recommends a vote AGAINST this proposal. This view is in accord with stockholders who cast the majority of votes against this proposal at our 2012 annual meeting.

Flexibility to set Gilead’s Chairman and board leadership structure as the Board deems appropriate based on the circumstances at the time permits the Board to choose a leadership structure that can be tailored to the strengths of Gilead’s officers and directors and best addresses Gilead’s evolving and highly complex business. Departing from Gilead’s current policy of permitting a non-independent director to serve as Chairman where the Board determines that such an arrangement is in Gilead’s best interests would hamper the Board’s ability to select the director it believes is best suited to serve as Chairman based on the circumstances at the time.

Our Board of Directors believes that it is currently in the best interest of Gilead and its stockholders for Dr. Martin to serve as both Chief Executive Officer and Chairman. Our Board believes the robust role of the lead independent director and Gilead’s other strong corporate governance policies and practices, provides an appropriate balance in Gilead’s leadership and effective oversight of management. Moreover, our Board’s approach to this issue is consistent with that of most large, publicly-traded companies in the United States: only 25% of companies in the S&P 500 have an independent chairman, according to the Spencer Stuart 2013 Board Index.

Dr. Martin’s long tenure and knowledge of Gilead and our industry provide him unique insight into our business. In addition, in light of Dr. Martin’s experience navigating Gilead through periods of growth, including resulting from large acquisitions, our Board concluded that Gilead can more effectively execute its strategy and business plans to maximize stockholder value if Dr. Martin holds the positions of Chairman and Chief Executive Officer. Further, as the individual with primary responsibility and accountability for managing our day-to-day operations, he can provide unified leadership of Gilead and ensure that key business and strategic issues, risks and opportunities are brought to our Board’s attention in a way that prioritizes and makes best use of the Board’s time.

Dr. Martin’s selection as our Chairman is counterbalanced by the following features of Gilead’s corporate governance structure:

•

Lead independent director. Our Board Guidelines provide that where the Chairman is also the Chief Executive Officer, the independent directors will appoint a lead independent director to coordinate their efforts and activities. The defined role of lead independent director at Gilead is closely aligned with the role of an independent Chairman, ensuring a strong, independent and active Board of Directors. As set forth in the Lead Independent Charter adopted by our Board, the lead independent director has clearly delineated and comprehensive duties. These duties include:

•	presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serving as principal liaison between the independent directors and the Chairman and between the independent directors and senior management;

•	approving information sent to the Board;

•	approving agendas for the Board;

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	calling meetings of the independent directors when necessary and appropriate;

•	responding directly to stockholder and other stakeholder questions and comments that are directed to the lead independent director or to the independent directors as a group;

•	recommending to the Board and the Board Committees the retention of advisers and consultants to report directly to the Board; and

•	communicating to management, as appropriate, the results of private discussions among independent directors.

In addition, as required by our Board Guidelines, Gilead’s independent directors meet without the presence of executive management on a routine basis, to review, among other things, Gilead’s strategy, performance, management effectiveness and succession planning.

•	Substantial majority of our directors are independent. Currently, nine out of the ten director nominees are independent.

•

Fully-independent Board committees. All members of the key board committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee – are “independent” in accordance with or as defined in the rules adopted by the SEC and NASDAQ, which ensures that oversight of critical matters such as the integrity of Gilead’s financial statements, the compensation of our executive officers, the selection and evaluation of directors and the development of corporate governance principles is entrusted to independent directors.

•

Established corporate governance guidelines. Gilead maintains strong corporate governance policies and practices. Information regarding Gilead’s corporate governance initiatives can be found on our website, including Gilead’s Board Guidelines and the charter for each committee of our Board of Directors. These guidelines and charters can be found on our website at http://www.gilead.com in the “Investors” section under “Corporate Governance.”

We believe our strong corporate governance policies and practices, including the substantial percentage of independent directors on our Board of Directors, as well as the robust duties of our lead independent director, empower our independent directors to effectively oversee Gilead’s management – including the performance of the Chief Executive Officer – and provide an effective and appropriately balanced board governance structure. We believe that the interests of our stockholders will be best served by maintaining our Board of Directors’ flexibility in determining the board leadership structure that is best suited to the needs of Gilead at any particular time.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

PROPOSAL 6

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT

John Chevedden has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Chevedden’s address is 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. We have been notified that Mr. Chevedden has continuously held at least 75 shares of our common stock since September 1, 2012. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. Chevedden to the stockholders for approval is as follows:

Stockholder Supporting Statement

Proposal 6 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

Please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 6.

Our Board Recommends a Vote AGAINST This Proposal

Our Board believes that adoption of this proposal would significantly disenfranchise a large proportion of our stockholders and is not necessary given other accountability mechanisms that the Board has adopted. The Board therefore recommends a vote AGAINST this proposal as it is not in the best interests of Gilead or its stockholders.

Our Board carefully considered the advisory vote to implement written consent in 2012 and 2013 and concluded that stockholders are best served by holding meetings whereby all stockholders are provided with notice of the meeting, may discuss the proposed actions and vote their shares. This view is in accord with stockholders who cast the majority of votes against this proposal at our 2012 annual meeting. Our Board continues to believe that the governance mechanisms discussed above are superior to this proposal in terms of giving shareholders meaningful access to the Company. Stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions and facilitate a more rigorous and careful consideration of proposed actions by both the Board and the stockholders.

Unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to be informed about, vote on or otherwise have a say on proposed stockholder actions. Action by written consent would enable a bare majority of our stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders. Smaller stockholders, in particular, may be disenfranchised in a consent solicitation. In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views as to the merits of the proposal, encouraging the Board to reconsider the matter and voting on the proposed action. The Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in certain stockholders taking action that otherwise would not have been taken if all of our stockholders were informed about and afforded the opportunity to discuss, debate and vote on the matter.

Adoption of this proposal is unnecessary because the Board has already taken a number of significant steps to ensure accountability to stockholders. For example:

•

At the 2012 annual meeting of stockholders, the stockholders voted to request that our Board take steps to redeem Gilead’s rights plan or “poison pill” unless the plan is subject to a stockholder vote. In September 2012, after taking into consideration the vote of the stockholders, the Board adopted an amendment that terminated Gilead’s rights plan, effective immediately.

•

We permit stockholders holding a minimum of 20% of our outstanding shares of common stock to call a special meeting of stockholders. There is no limitation on the timing or agenda of a special meeting called by stockholders. In addition, stockholders may propose any proper matter for a vote at our annual meeting.

•	We have eliminated all supermajority voting provisions in our certificate of incorporation and bylaws.

•	Our director nominees are elected annually by majority voting in uncontested elections.

•	A substantial majority of our directors (nine out of the ten director nominees) are independent.

•	We only have one class of stock with equal voting provisions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

PROPOSAL 7

STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD ADOPT A POLICY THAT INCENTIVE COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER INCLUDE NON-FINANCIAL MEASURES BASED ON PATIENT ACCESS TO GILEAD’S MEDICINES

Michael Weinstein has submitted a stockholder proposal for consideration at the Annual Meeting. Mr. Weinstein’s address is 2332 Bronson Hills Drive, Los Angeles, CA 90068. We have been notified that Mr. Weinstein has continuously held at least $2,000 of our common stock for at least one year prior to the submission of the proposal. If properly presented at the Annual Meeting, the Board unanimously recommends a vote “AGAINST” the following proposal. The affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the stockholder proposal. The resolution being submitted by Mr. Weinstein to the stockholders for approval is as follows:

Stockholder Supporting Statement

RESOLVED, that the shareholders of Gilead Sciences, Inc. (“Gilead” or the “Company”) request the Board of Directors to adopt a policy that incentive compensation for the Chief Executive Officer (“CEO”) should include non-financial measures based on patient access to the Company’s medicines. For purposes of this resolution, “patient access” refers to the extent to which patients are unable to obtain prescribed medications manufactured by Gilead Sciences.

Shareholders recommend a reduction in incentive compensation for the CEO based on – but not limited to – the following measures:

•

The enactment of funding cuts or other restrictions to publicly financed pharmaceutical assistance programs or prescription drug plans that prevent eligible patients from obtaining prescribed medications.

•	The inclusion of Gilead medicines by private or publicly financed prescription drug plans into formulary categories that increase the copayment or cost sharing requirement for patients.

Supporting Statement:

Investors are increasingly concerned about executive compensation in the pharmaceutical industry, especially when it is insufficiently linked to patient access, and when it diminishes the public image of the company.

In 2012, the CEO of Gilead, John C. Martin, was paid more than $90 million in total compensation, making him one of the ten highest paid CEOs in the United States. Mr. Martin’s five-year compensation has exceeded more than $250 million, more than any other chief executive in the pharmaceutical industry.

In September 2013, Mr. Martin sold over 282,000 Gilead shares with a total value of approximately $300 million, representing a 5.4% decrease in his holdings in the company.

As a manufacturer of medicines to fight urgent pubic health threats, such as HIV/AIDS, viral hepatitis, and advanced flu, Gilead has received significant taxpayer investment for the research and development of new products.

The vast majority of Gilead revenues are derived from sales to U.S. taxpayer funded health programs, such as Medicaid, Medicare, AIDS Drug Assistance Programs, and public employee health benefit plans. Given its reliance on taxpayer-funded programs, shareholders believe the Company has a responsibility to ensure that patient access to its medicines is an important factor in determining CEO compensation.

The continued escalation of Mr. Martin’s compensation, and that of other executives within the industry, has diminished the public perception of Gilead and other drug manufacturers. In addition, this negative public perception has resulted in legislators at all levels of government to propose price controls and stricter transparency on the industry. If enacted, these proposals may not only weaken the long-term financial growth of the Company, but shareholder value.

As shareholders, we believe it is necessary for Gilead, and the pharmaceutical industry as a whole, to act proactively in incorporating patient access as a factor in determining CEO compensation.

We urge shareholders to vote IN FAVOR of this proposal.

Our Board Recommends a Vote AGAINST This Proposal

Gilead makes it a priority to increase access to our medicines for people who can benefit from them in the United States and around the world, regardless of their ability to pay. In the United States, our U.S. patient assistance programs help make Gilead therapies accessible for uninsured individuals and those who need financial assistance. Gilead also supports programs for those unable to afford the co-payments associated with health insurance programs. Half of all patients taking Gilead HIV medicines in the United States already receive them through federal and state programs at substantially discounted prices. We have a long history of working with state AIDS Drug Assistance Programs (“ADAPs”) to provide lower pricing for our HIV medicines. In 2013, Gilead’s price freeze for ADAPs was extended through the end of 2014, providing important support to these critical programs as they evolve in the changing United States healthcare environment.

In recent years, Gilead has expanded its access to its HIV medicines outside the United States. Through the Gilead Access Program, established in 2003, certain of our products for the treatment of HIV, chronic HBV and visceral leishmaniasis are available at substantially reduced prices in the developing world. Gilead delivers its medicines in these countries by working with regional partners to distribute brand-name Viread® and Truvada® at prices that are based on a country’s ability to pay and represent little or no profit to Gilead. We also have partnerships with India-based companies to expand access to generic versions of our HIV medications in the least-developed countries of the world. Today, over 4.5 million people in the developing world are benefiting from these programs, representing approximately 40% of all patients on antiretroviral therapy in resource-limited settings.

Gilead is also committed to helping ensure access to its newest medicine, Sovaldi®, for the treatment of HVC in the United States and in other countries. To help ensure access to Sovaldi, we have developed a comprehensive program to provide assistance to HCV patients who are uninsured, underinsured or who need financial assistance to pay for the medicine. For the developing world, Gilead is preparing a hepatitis C treatment access program, focusing on those countries with the greatest HCV burden.

Our Compensation Committee sets the company’s financial and non-financial goals for each year based on the strategic priorities and key business objectives. Patient access is one of many business objectives on which Gilead is focused. As a result, in recent years, one of our non-financial goals has been increasing the number of patients who have access to our products. Under our corporate bonus plan, the target bonus opportunity for our Chief Executive Officer is based entirely on Gilead’s achievement of both financial and non-financial performance objectives, such as patient access. As Gilead’s business continues to evolve and grow, the Compensation Committee needs the continued flexibility to assess the business objectives and direction of the Company each year and the discretion to set these goals in light of then-applicable business needs and does not believe that adopting this proposal is in the best interests of Gilead or its stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation arrangements for:

•	John C. Martin, our Chief Executive Officer and the Chairman of our Board of Directors (our “Chief Executive Officer”);

•	John F. Milligan, our President and Chief Operating Officer;

•	Norbert W. Bischofberger, our Executive Vice President, Research and Development and Chief Scientific Officer;

•	Kevin Young, former Executive Vice President, Commercial Operations*; and

•	Robin L. Washington, our Executive Vice President and Chief Financial Officer.

*	As announced on January 6, 2014, Kevin Young has transitioned to a part-time employment position with Gilead effective as of February 4, 2014, when he retired from his executive officer position.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”

We also provide a summary of our business operations and financial achievements for 2013, an overview of our executive compensation program, a description of the overall objectives of the program and an analysis of each component of compensation that we provide to our Named Executive Officers. In addition, we explain how and why the Compensation Committee of our Board of Directors (our “Compensation Committee”) arrived at the specific compensation policies and decisions involving the Named Executive Officers during 2013.

Executive Summary

2013 Performance Highlights

In 2013, we continued our focused efforts to identify, develop and deliver best-in-class drugs that address unmet medical needs. The many accomplishments of the past year are examples of Gilead’s work to enhance our business and create and sustain long-term value. Highlights of 2013 achievements include:

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launch of Sovaldi® (sofosbuvir), a once-daily oral regimen for the treatment of chronic hepatitis C (“HCV”) infection as a component of a combination antiviral treatment regimen, after receiving U.S. Food and Drug Administration (“FDA”) approval in December 2013; received approval from the European Medicines Agency (“EMA”) for Sovaldi in January 2014. Sovaldi represents a significant improvement in the treatment paradigm for many patients with HCV as it has shortened the duration of treatment and reduced or completely eliminated the need for pegylated interferon injections in certain viral genotype populations;

•

announcement of positive interim results from three Phase 3 clinical studies evaluating the once-daily fixed-dose combination of ledipasvir/sofosbuvir, with and without ribavirin, for the treatment of genotype 1 HCV infection; filed a new drug application for the fixed-dose combination of ledipasvir/sofosbuvir in February 2014;

•	expansion of single tablet regimen options for the treatment of HIV with the European launch of Stribild® in 14 countries;

•

receipt of FDA and EMA approval for an expanded label for Complera®/Eviplera® for use among certain adult patients switching from another stable antiretroviral regimen. Complera/Eviplera was first approved in 2011 in the United States and Europe for patients new to therapy;

•	receipt of EMA approval for once-daily Tybost®, a pharmacokinetic enhancer that boosts blood levels of certain HIV medicines;

•

receipt of EMA approval for Vitekta®, an integrase inhibitor for the treatment of HIV-1 infection in adults without known mutations associated with resistance to elvitegravir, the active pharmaceutical ingredient of Vitekta;

•

advancement of the clinical development of the single tablet regimen of tenofovir alafenamide (“TAF”) as a once-daily single tablet regimen for the treatment of HIV-1 infection to Phase 3 clinical trials;

•	submission of marketing applications for idelalisib for the treatment of patients with indolent non-Hodgkin’s lymphoma (“iNHL”) and chronic lymphocytic leukemia (“CLL”) with the FDA and EMA; and

•	advanced pipeline programs across therapeutic areas, with over 60 Phase 3 clinical studies at the end of 2013.

The continued focus of our executive officers in advancing our long-term business strategy contributed significantly to our operational and financial achievements over the past three years. Many of these achievements depend on our research and development process, which requires a multi-year strategic commitment to our strategy. The process of research and development begins with identification of a disease target, mechanism of action or type of compound and culminates in the last of three phases of clinical development. Along the way, the process includes numerous steps to evaluate the safety and efficacy of a drug candidate and ensure the ability to manufacture it at a scale suitable for commercial production. The development of our compounds often does not progress beyond early stages of research or preclinical testing; however, our learnings from these steps are applied to other development programs and product candidates to help to maximize the potential for success. For this reason, our executives are committed to the long term nature of our business strategy, which require the involvement of teams across and beyond our research and development organization.

Along with our operational achievements, the company’s financial performance exceeded our objectives for 2013, with total revenues growing 15% to $11.20 billion and product sales also increasing 15% to $10.80 billion. In addition to the sales generated by our antiviral business, sales of products from our other therapeutic areas surpassed $1.46 billion in annual revenue, which represents an increase of 16.5% compared to 2012.

The long development cycle of our business involves periods during which we are primarily focused on investing in advancing and diversifying our product pipeline, followed by periods where the anticipated benefits of our investments are realized. Our long term strategy has contributed to our superior long term growth in shareholder value compared to our compensation peer group (discussed below under – Use of Market Data). Both our ten-year and five-year TSR exceeded those of our compensation peers. In more recent years as we realized some of the benefits from the earlier investments we made in our business, the stock appreciation is more significant compared to our peers. For example, our three-year TSR increased 61% on a compound annual growth basis, which is the highest of our compensation peer group. Our one-year TSR was 105%, the second highest of our compensation peer group.

2013 Executive Compensation Highlights

Consistent with our business results, our Compensation Committee took the following actions with respect to the 2013 compensation of the Named Executive Officers.

•

Base Salary. We increased the base salary of our Chief Executive Officer by 5.0% and the base salaries of the other Named Executive Officers by amounts ranging from 6.3% to 8.5%. Our Compensation Committee made these increases to reward the strong individual performance of each of the Named Executive Officers and ensure an appropriate balance in their compensation mix between cash and equity.

•

Annual Bonus. The annual bonuses for 2013 were earned at approximately 150% of the individual target levels that our Compensation Committee set for the Named Executive Officers. This payout level reflected our successful 2013 performance against the corporate financial and operational performance objectives established for that year under our annual bonus plan, as well as the individual performance of each Named Executive Officer (other than our Chief Executive Officer, whose bonus was based solely on our corporate performance).

•

Equity Awards. We granted the Named Executive Officers equity awards that have performance-based vesting and include time-based vesting requirements as well. Both of these vehicles are aligned with the long-term interests of our stockholders. The value realized from stock options is tied to the appreciation in the market value of our common stock, and the value realized from the performance share awards is dependent on our TSR and revenue performance. In determining the size of these equity awards, our Compensation Committee considered the practices of the companies in our compensation peer group as well as our own objectives in motivating long-term value creation for our stockholders and satisfying our employment retention objectives.

2013 Stockholder Vote on Executive Compensation

We have a long-standing practice of engaging in dialogue with our major stockholders about various corporate governance topics of interest to them. The insights we have gained from these discussions over the years have been helpful to our Compensation Committee as it considers and approves the compensation policies and practices affecting our executive officers, including the Named Executive Officers.

In advance of our 2013 Annual Meeting of Stockholders, we contacted many of our stockholders to seek feedback about our 2012 compensation policies and practices. Almost all of the stockholders we met with did not have specific concerns with respect to our executive compensation program or any related policies or practices. At the Annual Meeting, our stockholders approved the compensation of the Named Executive Officers with approximately 98% of the votes cast in favor of our executive compensation program.

Following our 2013 Annual Meeting, our Compensation Committee carefully reviewed the results of the stockholder advisory vote. Our Compensation Committee did not change our executive compensation program based on the results of the 2013 stockholder advisory vote and the Committee’s strong belief that our policies and practices are effective in ensuring that we pay for performance over the long-term which directly aligns to delivering sustained corporate growth. However, our Compensation Committee asked that management review the disclosure of our compensation policies and practices to continue to identify opportunities for better demonstrating our pay-for-performance alignment and improving clarity of our compensation disclosures. Based on this review, we continued to enhance and refine the disclosures about our executive compensation program in this proxy statement to better explain our Compensation Committee’s objectives and operation.

Our Compensation Committee continues to carefully consider feedback from our stockholders regarding our executive compensation program. Stockholders may express their views directly to our Compensation Committee as described in our “Stockholders Communications with the Board” policy available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.”

Executive Compensation Program Overview

The design of our executive compensation program is influenced by six fundamental principles:

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Pay-for-Performance. Include a substantial portion of performance-based compensation to ensure that the compensation earned by our executive officers is directly and demonstrably linked to Gilead’s performance, as measured by relative TSR compared to selected performance peers and a range of other key corporate performance objectives.

•	Market Competitiveness. Offer market competitive compensation opportunities that attract and retain executive officers capable of meeting Gilead’s business objectives.

•

Balance the Short-and Long-Term Perspective. Ensure that our executive officers are focused on strategic financial and operational objectives and the achievement of both short-and long-term performance objectives essential to Gilead’s growth and success.

•

Stockholder Alignment. Align the interests of our executive officers and stockholders in sustaining long-term value creation through the use of equity incentives and executive stock ownership guidelines.

•	Cost-Effectiveness. Balance the need for competitive compensation against our objective of providing reasonable and responsible pay arrangements.

•	Egalitarian Approach. Maintain an egalitarian culture with respect to compensation so that all employees are generally eligible to participate in the same programs as our executive officers.

The base salary and annual bonus opportunities of our executive officers primarily relate to our objective of providing competitive compensation that will attract, retain and motivate talented executives. The goals under our annual bonus plan are designed to reward the achievement of short-term corporate and individual objectives. They are also designed to drive longer-term corporate performance and growth through objectives relating to research and development achievements, as well as strategic priorities that have an inherent long-term focus.

The equity award component of our executive officer compensation packages comprises both options to purchase shares of our common stock and performance share awards. Both of these vehicles are performance-oriented, as our executive officers realize no pay delivery from their awards unless Gilead performs well. Stock options are granted at the market price of our common stock on the date of grant and, therefore, require our common stock to appreciate in value before our executive officers realize any economic benefit from their awards. Performance share awards require not only stock price performance, as measured in terms of our TSR relative to an industry comparator group, but also revenue growth measured either in absolute terms (for 2012 and 2013 awards) or relative to an industry comparator group (for pre-2012 awards).

Performance-based compensation, particularly long-term equity incentive awards, has historically been the largest component of our total direct compensation opportunities for our executive officers. Over the past three years, the actual compensation mix for the Named Executive Officers has been awarded in the form of approximately 13% base salary, 14% annual bonus opportunity and 73% equity awards (based on grant-date fair value).

We believe this mix is appropriate because the Named Executive Officers should focus their efforts on achieving long-term corporate results. By aligning the majority of their compensation with Gilead’s performance, the Named Executive Officers realize less value from this pay component when our stock does not perform well and more value when our stock does perform well.

Competitive Positioning

We target the total compensation of our employees, including our executive officers, at competitive levels to enable us to attract and retain the qualified talent necessary to operate and grow our business. To determine appropriate pay levels, we review industry peer data; however, we also review internal equitability to ensure appropriate differentiation between our executive officers.

Ongoing Compensation Policies and Practices

We endeavor to maintain good governance standards pertaining to the oversight of our executive compensation policies and practices. As in prior years, the following policies and practices were in effect during 2013:

•	Our Compensation Committee is composed solely of independent directors who maintain an awareness of our stockholders’ views on executive compensation.

•	Our Compensation Committee’s independent advisor, Frederic W. Cook & Co., Inc. (“FWC”), is retained directly by the committee and performs no other services for us.

•

Our Compensation Committee annually reviews and approves our compensation strategy, including an annual assessment to determine if our compensation programs have potential risks that are reasonably likely to have a material adverse effect on Gilead.

•

We maintain stock ownership guidelines that require each executive officer to maintain a stock ownership level equal to a specified multiple of his or her base salary. The ownership levels are five times base salary for our Chief Executive Officer, three times base salary for our President and Chief Operating Officer and two times base salary for our other executive officers. Individuals newly hired or promoted receive a specified number of years to achieve their ownership level. As of December 31, 2013, all of the Named Executive Officers were in compliance with their respective stock ownership guidelines.

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We maintain a compensation recovery or “claw back” policy under which our Board of Directors has the authority to recoup any bonus or other cash or equity compensation paid on the basis of financial results that are subsequently restated from any executive officer or other covered individual whose misconduct contributed to an obligation to file the financial restatement.

•

We maintain an insider trading policy applicable to all employees, including the Named Executive Officers, which prohibits hedging transactions in our common stock as well as pledging of Gilead securities.

•

Our Compensation Committee approves regular long-term equity awards to our executive officers at its January meeting each year. The date of this meeting is set approximately one year in advance. For administrative efficiency, our Board of Directors has delegated authority to our Chief Executive Officer to approve equity awards for employees below the Senior Vice President level. Awards are made in accordance with established per person grant limitations based on employee grade level and are subject to an annual aggregate limit approved by our Compensation Committee.

Compensation-Determination Process

Role of Our Compensation Committee

Our Compensation Committee is responsible for overseeing the development and administration of our executive compensation program. Among its duties, our Compensation Committee is responsible for approving all of the compensation decisions for our executive officers. The Compensation Committee’s decisions relating to the compensation of our Chief Executive Officer is subject to ratification by the independent members of our Board of Directors. Our Compensation Committee is also responsible for:

•	reviewing and approving Gilead’s performance objectives relevant to compensation;

•	evaluating each executive officer’s contribution to this performance in light of the relevant objectives; and

•	evaluating the competitiveness of each executive officer’s total compensation.

Our Compensation Committee is supported in its work by our Human Resources Department and an external executive compensation consultant, as described below.

Role of Chief Executive Officer

Our Chief Executive Officer, with input from Dr. Milligan with respect to his direct reports, makes compensation recommendations to our Compensation Committee for the other Named Executive Officers. In formulating his recommendations, our Chief Executive Officer obtains internal base salary data and external compensation data from our Human Resources Department, which has engaged Compensia Inc. (“Compensia”), a national compensation consulting firm, to provide comparable market data, including tally sheets, financial performance reports, market compensation reviews and other analyses to aid our Chief Executive Officer in developing his recommendations. During 2013, Compensia served solely as a consultant to management in the compensation decision-making process. Our Compensation Committee places considerable weight on our Chief Executive Officer’s compensation recommendations because of his direct knowledge of each Named Executive Officer’s performance and contributions to Gilead’s performance.

Role of Compensation Consultant

Our Compensation Committee has retained FWC, a national compensation consulting firm, as its independent compensation consultant. FWC reports directly to our Compensation Committee, and may be replaced by the committee at any time. George Paulin, Chairman and Chief Executive Officer of FWC, attends meetings of our Compensation Committee, as requested. FWC provides various executive compensation services to our Compensation Committee, including advising the Committee on the principal aspects of our Chief Executive Officer’s compensation and evolving industry practices, and providing market information and analyses regarding the competitiveness of our program design for both our executives and our non-employee Board members. During 2013, FWC served solely as a consultant to our Compensation Committee and did not provide any services to management or Gilead.

Based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4) and such other factors as were deemed relevant under the circumstances, our Compensation Committee has determined that its relationship with FWC and the work of FWC on behalf of the Compensation Committee did not raise any conflict of interest.

Use of Market Data

The compensation peer group we used in 2013 to assess the competitiveness of our executive compensation program consisted of 12 biopharmaceutical and pharmaceutical companies headquartered in the United States that were most similar to us in terms of business strategy, labor market competition, market capitalization, revenue and number of employees. Our compensation peer companies, which were identified based on these objective selection criteria, were as follows:

Abbott Laboratories, Inc. Allergan, Inc. Amgen, Inc. Baxter International Biogen Idec, Inc. Bristol-Myers Squibb Company	Celgene Corporation Eli Lilly and Company Forest Laboratories, Inc. Merck & Co., Inc. Mylan, Inc. Vertex Pharmaceuticals, Inc

At the time the 2013 compensation peer group was approved in August 2012, the peer companies had the following profile (as of May 2012) that resulted in positioning us at the 48th percentile in terms of revenue and the 57th percentile in terms of market capitalization:

	Gilead Sciences, Inc.		Peer Group
Last Four Quarters Revenue	$8.7 billion	Range:	$1.8 billion – $48.2 billion
		Median:	$10.1 billion
Market Capitalization	$33.7 billion	Range:	$8.5 billion – $110.4 billion
		Median:	$30.3 billion
Worldwide Headcount	4,500	Range:	2,000 – 91,000
		Median:	15,400

Our compensation peer group includes companies we believe are most similar to us in terms of business complexity and product life-cycle. We also include companies that fall within specified revenue and market capitalization ranges. These ranges are broad enough to ensure we can maintain a sufficient number of peer companies. This is especially important as our industry experiences a number of mergers and acquisitions each year, thereby reducing the number of relevant peer company choices. We believe our approach reflects how stockholders and other constituents view our relevant peers, given these size constraints, but we review the companies in our compensation peer group annually and make adjustments as necessary to ensure the comparator companies properly reflect the market in which we compete for executive talent. To further validate the competitiveness of our executive compensation program, we also review the executive pay practices of similarly situated companies as reported in industry surveys and reports.

Use of Tally Sheets

Our Compensation Committee annually reviews tally sheets, which it uses along with compensation peer group analyses and financial performance comparisons, in its evaluation of the total compensation provided to each Named Executive Officer. These tally sheets affix dollar amounts to each compensation component, including current cash compensation (base salary and annual bonus), outstanding vested and unvested equity awards, employee benefits, perquisites and other personal benefits and potential severance payments and benefits.

Compensation-Related Risk

We have reviewed the various policies and practices that govern our executive compensation program to determine whether they encourage excessive risk-taking that could create a potential risk to Gilead. Based on this review, our Compensation Committee concluded it was not reasonably likely that any of the policies and practices with respect to the compensation of our executive officers would have a material adverse effect on Gilead. For further information on our risk assessment process with respect to all our employee compensation programs, see “Risk Assessment of Compensation Programs” beginning on page 60 below.

Executive Compensation Components

The principal components of our executive compensation program for 2013 and the principal objectives each component is designed to meet were as follows:

Compensation Component	Principal Objectives
Base Salary	Market and internal competitiveness Cost-effectiveness
Annual Bonus	Pay-for-performance Market and internal competitiveness Balance short-term and long-term perspective
Equity Compensation	Pay-for-performance Stockholder alignment Market and internal competitiveness Balance short-term and long-term perspective
Welfare Benefits and Perquisites	Market competitiveness Cost-effectiveness Egalitarian approach
Post-Employment Compensation	Market competitiveness Balance short-term and long-term perspective

Base Salary

Base salary is the primary fixed-compensation component in our executive compensation program and supports our compensation objective of providing competitive compensation that will attract and retain talented executive officers. Our Compensation Committee believes that base salary should reflect the responsibilities of the position, the individual’s performance for the preceding year and his or her experience and pay level relative to similar positions within Gilead and the external competitive market. Each year, we develop a “merit budget,” which is our overall budget for base salary increases throughout Gilead. Executive officer base salary increases are effective on February 1 of each year, the same as for the rest of our employees.

In January 2013, our Chief Executive Officer presented his recommendations for base salary increases for the Named Executive Officers (other than himself) to our Compensation Committee for consideration and approval, as follows:

Named Executive Officer	2012 Base Salary	2013 Base Salary	Percentage Base Salary Increase
Dr. Milligan	$955,000	$1,015,000	6.3%
Dr. Bischofberger	$820,000	$890,000	8.5%
Mr. Young	$760,000	$815,000	7.2%
Ms. Washington	$700,000	$750,000	7.1%

Based on our Chief Executive Officer’s performance evaluation for these four individuals and their contributions to Gilead’s strong overall performance, our Compensation Committee approved these recommendations. In approving the recommendations, our Compensation Committee considered the corporate and individual achievements of the Named Executive Officers during 2012, and the expectations for their roles moving forward as well as their competitive market positioning.

Our Compensation Committee reviews and approves our Chief Executive Officer’s base salary, subject to ratification by the independent members of our Board of Directors. For 2013, our Compensation Committee approved a 5% increase to his base salary from $1,500,000 to $1,575,000. Subsequently, the independent members of our Board of Directors ratified this increase. This increase reflected the positive view held by both our Compensation Committee and the independent members of our Board of Directors of our Chief Executive Officer’s overall performance, Gilead’s long -term performance relative to our compensation peer group and his leadership and direction in our achievement of key business initiatives and financial objectives.

Annual Bonuses

Our annual bonus plan is designed to reward the achievement of key short-term corporate and individual performance objectives that ultimately drive long-term corporate achievement through objectives relating to research and development achievements, and strategic priorities, which have an inherent long-term focus. The plan is designed so that any earned bonuses paid to the Named Executive Officers should qualify for the “performance-based compensation” exception to the $1 million deduction limit imposed under Section 162(m) of the Internal Revenue Code. Accordingly, no bonuses were payable to our executive officers for 2013 unless our non-GAAP operating income for the year was at least $3.50 billion, regardless of the achievement of other corporate financial and operational performance objectives established for the year. For 2013, our non-GAAP operating income, which was determined using our GAAP operating income excluding the impact of acquisition-related, restructuring and stock-based compensation expenses, was $4.99 billion.

Target Bonus Opportunities

The 2013 target bonus opportunities for the Named Executive Officers were established as a percentage of their base salaries and did not change from the target bonus opportunities for the prior year. The actual amount a Named Executive Officer could earn ranged from 0% to 150% of his or her target bonus opportunity, based on actual achievement of the relevant performance objectives. The 2013 target bonus opportunities for the Named Executive Officers were as follows:

Named Executive Officer	2013 Target Bonus Opportunity (as a percentage of base salary)
Dr. Martin	150%
Dr. Milligan	100%
Dr. Bischofberger	80%
Mr. Young	80%
Ms. Washington	70%

Except with respect to our Chief Executive Officer, the annual bonus determinations for the Named Executive Officers were weighted 75% on achievement of corporate financial and operational performance objectives based on our annual operating plan for 2013 and 25% on each executive officer’s achievement of his or her individual performance objectives. The target bonus opportunity for our Chief Executive Officer was tied entirely to our achievement of the same corporate financial and operational performance objectives for 2013 that our Compensation Committee took into account with respect to our other Named Executive Officers.

Corporate Performance Objectives

For purposes of the annual bonus plan, our Compensation Committee took into account corporate financial and operational performance objectives for 2013 in the following general categories based on our annual operating plan for such year:

•	continue to build product pipeline for the future;

•	launch and support products;

•	drive financial results; and

•	develop organizational capability.

Our Compensation Committee varies the weighting of each category depending on the importance for a particular year. Within each category, our Compensation Committee considers our performance against the objectives established for that category, the degree of difficulty in achieving the objectives and relevant events and circumstances that affected our performance. Based on these assessments, our Compensation Committee has the discretion to assign a corporate performance factor between 0 and 1.5 for each category, as referenced in the table below, and thereby establish an overall corporate performance factor for the year. It is important to note four additional features of our annual bonus plan:

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Although our Compensation Committee evaluates our performance based on the achievement of specific objectives established for each category, the achievement of an objective does not require that the Committee assign any particular performance factor for that category or award any particular bonus amount based on the level at which the objective or objectives within that category are actually achieved. The final overall corporate performance factor established by our Compensation Committee is based on its assessment of our overall performance for the year. The specific performance objectives within the various categories serve only as the framework for making that overall assessment.

•	If our Compensation Committee determines that the overall corporate performance factor for the year was less than 50%, then no bonus is payable for the year.

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Our Compensation Committee has the discretion to add or subtract an additional 10% to recognize unplanned achievements or misses, provided that the total amount payable may not exceed the maximum bonus opportunity for the year.

•

Our Compensation Committee has broad discretion in determining the size of annual bonus awards for the Named Executive Officers and considers a number of factors in setting the actual bonus amounts, including whether an executive officer has caused us to incur unnecessary or excessive risk.

Corporate Performance Achievement

Our Compensation Committee considers our performance in each of the categories listed below and believes that the achievements noted are reflective of the leadership, and therefore the performance, of our Chief Executive Officer. In assessing both Dr. Martin’s and our overall corporate performance, our Compensation Committee considered that under Dr. Martin’s leadership in 2013, we achieved the following:

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Build Pipeline for Future Achievement: In 2013, we made significant progress with our preclinical and/or clinical product candidates. We presented or published data from studies across all of our therapeutic areas, and ended the year with more than 200 active clinical studies, of which more than 60 were Phase 3 clinical trials.

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In the HCV area, we filed and gained U.S. approval for Sovaldi with breakthrough designation and an expanded label with data supporting use in the difficult-to-treat genotype 3-infected populations, patients co-infected with HIV and those waiting for post-liver transplantation. The product was also approved in Canada and the European Union in late 2013 and early 2014, respectively. We completed enrollment of Phase 3 clinical trials evaluating sofosbuvir and ribavirin in genotype 2 infected HCV patients in Japan. Based on the results of these studies, we plan to file for regulatory approval for sofosbuvir in Japan in the second half of 2014. Studies evaluating the fixed-dose combination of ledipasvir/sofosbuvir in genotype 1- infected HCV patients were completed in 2013, with the topline data announced in December and an initial regulatory submission in the United States completed in early 2014. We are conducting Phase 2 clinical trials of the fixed-dose combination of sofosbuvir and GS-5816, a pan-genotypic NS5A inhibitor oral therapy, for the treatment of HCV patients across genotypes.

•

In the HIV area, we also made important progress with the clinical development of TAF. Phase 2 studies showed that TAF is efficacious at one-tenth the dose of Viread® and provides potential safety advantages. Based on these results, we commenced Phase 3 trials evaluating the single tablet regimen of TAF, elvitegravir, cobicistat and emtricitabine for the treatment of HIV infection in treatment-naïve adults. We are also conducting Phase 2 trials evaluating a single tablet regimen of TAF, cobicistat, darunavir and emtricitabine for the treatment of HIV infection.

•

In the oncology/inflammation area, we submitted marketing applications for idelalisib for the treatment of patients with indolent non-Hodgkin’s lymphoma (“iNHL”) and chronic lymphocytic leukemia (“CLL”) with the FDA and EMA. With the acquisition of YM Biosciences Inc. in 2013, we acquired momelotinib, a JAK inhibitor being evaluated for the treatment of myelofibrosis. In the fourth quarter of 2013, we advanced momelotinib to Phase 3 clinical trials.

•

In the cardiovascular area, we continued to evaluate ranolazine, a late sodium current inhibitor, in Phase 3 clinical trials for the potential treatment of incomplete revascularization post-percutaneous coronary intervention and coronary artery disease in type 2 diabetes mellitus.

•

In the respiratory area, we continued to conduct Phase 2 clinical trials of GS-5806, an orally available small molecule antiviral fusion inhibitor, for the treatment of respiratory syncytial virus. We are also evaluating simtuzumab, a monoclonal antibody formerly known as GS-6624, in Phase 2 clinical trials for the potential treatment of idiopathic pulmonary fibrosis.

•

Launch and Support Products Achievement: Following FDA approval in December, we immediately launched Sovaldi for the treatment of HCV infection as a component of a combination antiviral treatment regimen. Sovaldi contributed $139.4 million in sales in the fourth quarter of 2013. In the HIV area, we continued the launch of Stribild, our third single tablet regimen and our first integrase containing single tablet regimen for the treatment of HIV, introducing it in 14 European countries through the end of 2013. Stribild was launched in the United States in 2012. Stribild contributed $539.3 million of annual sales in 2013. In December 2013, we received FDA and EMA approval for an expanded label for Complera/Eviplera, our second single tablet regimen, for use by certain adult patients switching from another stable antiretroviral regimen. Complera/Eviplera was first approved in 2011 in the United States and Europe for patients new to antiretroviral therapy. Complera/Eviplera contributed $809.5 million in annual sales in 2013. In 2013, we also received approval from the EMA of Tybost and Vitekta, each a component of Stribild. In the developing world, together with our generic manufacturing partners we delivered antiretroviral therapy to more than 4.5 million patients with HIV/AIDS in lower-and middle income countries. This represents 40% of the patients eligible for treatment in developing countries based on WHO guidelines.

•

Financial Achievement: In 2013, we delivered product sales of $10.80 billion, which represented a 15% increase over 2012 and we exceeded the upper end of our product sales guidance of $10.30 billion to $10.40 billion provided on October 29, 2013. We continued to see strong growth in demand for our products during 2013 both in the United States and Europe and expanded our market share across all therapeutic areas, despite the continued impact of healthcare reform legislation in the United States, the impact of sequestration and continued pricing pressures within certain European countries and foreign currency exchange fluctuations. Our non-GAAP research and development (“R&D”) and selling, general and administrative (“SG&A”) expenses for 2013, which were determined using our GAAP R&D and SG&A expenses excluding the impact of acquisition-related, restructuring and stock-based compensation expenses, were $3.50 billion in the aggregate and within our guidance range of $3.45 and $3.55 billion. In addition, over the course of 2013, we repurchased approximately 9.6 million shares of our common stock through our January 2011 Board-authorized share repurchase program.

•

Develop Organizational Capabilities Achievement: To address the growth of our business, we continue to build out our physical structures in Foster City, where we are headquartered, including completion of a multi-story lab building and initiation of construction of another multi-story lab building. We also have nearly completed the implementation and validation of a new, more-automated Cayston® production line at our San Dimas facility. In addition, we established new offices in Japan, Russia, Czech Republic, China and Brazil.

•	Unplanned Activities: We received FDA breakthrough designation for Sovaldi. We also accelerated clinical development of the product in Japan resulting in a shorter development timeline from our original projections. To ensure patients with the greatest need had early access to Sovaldi, prior to its approval, we successfully managed a Compassionate Use program and obtained French Temporary Authorisations for Use.

Based on these assessments, our Compensation Committee set the overall corporate performance factor for 2013 at 150% as reflected below. The relative weighting for each performance category and our Compensation Committee’s assessment of our performance for each category were as follows:

Corporate Performance Category	2013 Weighting (A)	2013 Performance Factor (B)	Contribution to Overall Corporate Performance Factor (A x B)
Build Pipeline For the Future	30%	1.47%	0.441
Launch and Support Products	30%	1.44%	0.432
Financial Results	30%	1.48%	0.444
Develop Organization Capability	10%	1.43%	0.143
Target Bonus Amount	100%		1.445
Unplanned Activities	10%		0.040
Overall Corporate Performance Factor			150%

Individual Performance Objectives

Our Compensation Committee also considered the individual contributions of the Named Executive Officers (other than our Chief Executive Officer whose target bonus opportunity was based entirely on our achievement of the corporate financial and operational performance objectives listed above) to the achievement of the research, development, commercial and operational objectives that supported our corporate objectives. Based on his evaluation of our performance, our Chief Executive Officer informed our Compensation Committee that each of the other Named Executive Officers had exceeded his or her individual objectives. The personal achievements considered by our Chief Executive Officer and our Compensation Committee were as follows:

Executive Officer	Principal Individual 2013 Performance Objectives	Select 2013 Achievements
Dr. Milligan

•    Achieve net product revenue and total expense goals

•    Execute on corporate development goals related to acquisitions and in-licensing transactions and managing key alliance relationships

•    Achieve manufacturing goals, including ensuring supply and demand requirements are met with appropriate inventory levels, order obligations are achieved and ensure successful launch supplies

•    Exceeded financial and commercial goals, including those summarized under the “Corporate Performance Achievement” above

•    Executed on corporate development goals, including execution of license and collaboration agreements as well as the successful integration of the acquisition of YM BioSciences Inc.

•    Launched Sovaldi in the United States within 48 hours of regulatory approval

Dr. Bischofberger

•    Define and deliver on key research strategies in the HIV/AIDS, liver diseases, respiratory, cardiovascular and oncology therapeutics area

•    Lead key development initiatives, including our Phase 1 to 3 clinical studies across all therapeutic areas

•    Filed and received marketing approval for Sovaldi

•    Announced positive interim results from three Phase 3 clinical trials evaluating the once-daily fixed-dose combination of ledipasvir/sofosbuvir, with and without ribavirin for the treatment of genotype 1 HCV infection

•    Completed enrollment in Japan for Phase 3 clinical trials evaluating the fixed-dose combination of ledipasvir/sofosbuvir in genotype 1 infected HCV patients and sofosbuvir and ribavirin in genotype 2 infected HCV patients

•    Completed enrollment of Phase 3 clinical trials for single tablet regimen of TAF, elvitegravir, cobicistat and emtricitabine

•    Filed U.S. and E.U. marking authorization applications for idelalisib for iNHL and CLL

•    Ran more than 200 active clinical studies at the end of 2013, of which over 60 were Phase 3 clinical trials

Executive Officer	Principal Individual 2013 Performance Objectives	Select 2013 Achievements
Mr. Young	• Achieve worldwide net product revenue and market share goals • Determine and begin build out of optimal Asia business unit structures • Comply with and administer U.S. healthcare reform requirements

•    Exceeded net product revenue goal

•    Expanded HIV market share in new countries including the launch of Stribild in 14 European countries

•    Successful initial launch and uptake of Sovaldi in the United States

•    Established commercial presence in Japan, Singapore, Russia and the Czech Republic

•    Achieved country pricing and reimbursement goals

Ms. Washington	• Execute financial plan/budgets to achieve targeted results • Continued refinement of long-term tax and capital structure • Optimize capital structure

•    Exceeded the 2013 financial performance targets as summarized under the “Corporate Performance Achievement – Financial achievement” above

•    Improved Days Sales Outstanding (DSO) which reduced outstanding collections to lowest levels in recent years

•    Reduced outstanding debt by $1.665 billion and achieved our stated goal of reducing our non-GAAP debt to EBITDA(1) ratio to less than or equal to 1.5 times

•    In the second half of the year resumed the share repurchase program and purchased $500M of shares.

(1)	Non-GAAP EBITDA is defined as GAAP operating income excluding the impact of acquisition-related, restructuring and stock-based compensation expenses plus depreciation.

Annual Bonus Decisions

Based on Gilead’s overall corporate performance, which was the sole factor in determining the award for our Chief Executive Officer, our Compensation Committee awarded Dr. Martin a bonus in the amount of $3,543,750 for 2013, representing 225% of his base salary and 150% of his target bonus opportunity of $2,362,500.

In the case of each other Named Executive Officer, the assigned individual performance factor reflects the extent to which his or her personal contributions were deemed to benefit Gilead’s overall performance. Each Named Executive Officer’s individual performance factor closely aligns with the overall assessment of our performance in the categories for which he or she was responsible. Based on this approach, our Compensation Committee approved the following bonus payments to these Named Executive Officers:

Named Executive Officer	Target Bonus Opportunity (% of base Salary)	Target Bonus Opportunity	Company Performance		Individual Performance		Total Bonus Payment ($)	Total Bonus Payment (% of Target)
			Factor (Multiple) (%)	Factor Weighting (%)	Factor (%)	Factor Weighting (%)
John C. Martin	150%	$2,362,500	150%	100%	—	—	$3,543,750	150%
John F. Milligan	100%	$1,015,000	150%	75%	150%	25%	$1,522,500	150%
Norbert W. Bischofberger	80%	$712,000	150%	75%	150%	25%	$1,068,000	150%
Kevin Young	80%	$652,000	150%	75%	150%	25%	$978,000	150%
Robin L. Washington	70%	$525,000	150%	75%	150%	25%	$787,500	150%

Equity Compensation

The long-term incentive compensation component of our executive compensation program is entirely performance- based and in 2013 consisted of (i) performance share awards that may be earned only upon the achievement of multiple pre- established performance objectives and (ii) time-vested options to purchase shares of our common stock. This award mix serves two purposes:

•

the performance share awards granted in 2013 will reward our executive officers for our overall financial performance as measured in terms of (i) our TSR relative to that of three specified subsets of the Standard & Poor Healthcare Index: Biotechnology, Pharmaceuticals and Health Care Equipment (collectively, the “S&P Healthcare Sub-Index”) and (ii) our absolute revenue growth; and

•	the stock options provide our executive officers with a substantial stake in enhancing the absolute long-term appreciation of our common stock.

2013 Equity Awards

To enhance the relationship between Gilead’s performance and TSR, in February 2013 our Compensation Committee granted our executive officers long-term incentive compensation in the form of options to purchase shares of our common stock and performance share awards to earn shares of our common stock. These awards were equally weighted based on their approximate grant-date fair values.

2013 Performance Share Awards

The performance share awards granted by our Compensation Committee in 2013 were divided into two equally- weighted tranches, one for relative TSR and one for absolute revenue.

Relative TSR Portion. The performance-based vesting requirement for the first tranche is tied to the percentile level of our TSR for the three-year performance period from February 1, 2013 through January 31, 2016 relative to the TSR realized for that same period by the companies comprising the S&P Healthcare Sub-Index. Our Compensation Committee selected the S&P Healthcare Sub-Index for comparison purposes because it enables the Committee to assess our financial performance against an objective peer group which consists of approximately 45 companies.

For purposes of comparing the TSR measure against the S&P Healthcare Sub-Index, TSR is measured with a beginning point tied to the 60-trading day average immediately preceding the February 1, 2013 commencement date of the performance period and an ending point tied to the last 60-trading day average within the three-year performance period. Our Compensation Committee believes that this calculation more accurately reflects our overall TSR performance and indicates what stockholders experience with their investment in our common stock, rather than how the common stock performed at a single point in time.

To receive the shares of our common stock accrued pursuant to a performance share award based on the attained level of performance, an executive officer must remain employed with us through the date following the completion of the performance period on which our Compensation Committee certifies the attained level of our TSR relative to that of the companies comprising the S&P Healthcare Sub-Index.

Absolute Revenue Portion. The performance-based vesting requirement for the second tranche of each 2013 performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years. The performance-based vesting requirement for the first subtranche was tied to our achievement of net product revenue for 2013 at one of the levels established by our Compensation Committee in February 2013 at the time the award was made. The revenue levels were set at $9.6 billion for threshold payout at the 20% level, $10.0 billion for target level payout at 100% and $10.4 billion for maximum level payout at 200%. The payout level is proportionately adjusted for performance between threshold and target or between target and maximum. In addition, to receive the shares of our common stock accrued for this one-year performance period, an executive officer must remain employed with us through completion of the three-year service period from January 1, 2013 through December 31, 2015.

The performance-based vesting requirement for the second subtranche is based on our achievement of consolidated net product revenue for 2014 as established by our annual operating plan and approved by our Compensation Committee within 90 days after the start of that one-year performance period. The time-based vesting requirement for this subtranche is tied to the executive officer’s continued employment with us through completion of the two-year service period from January 1, 2014 through December 31, 2015.

The performance-based vesting requirement for the final subtranche will be based on our achievement of consolidated net product revenue goals for 2015 approved by our Compensation Committee within 90 days after the start of that one-year performance period. The time-based vesting requirement for this subtranche will be tied to the executive officer’s continued employment with us through completion of the one-year service period from January 1, 2015 through December 31, 2015.

The actual number of shares of our common stock into which each tranche or subtranche of a performance share award may convert will be calculated by multiplying the target number of performance shares allocated to that tranche or subtranche by a performance percentage ranging from 0% to 200%. The performance percentage will be based on the actual level at which the applicable performance requirement is attained, as certified by our Compensation Committee.

In January 2014, our Compensation Committee certified the dollar amount of our 2013 net product revenue for purposes of determining the level at which the performance goal for the 2013 revenue subtranche was attained. Our net product revenue level for such year was $10.80 billion, which represents a potential payout level of 200% of the target number of shares allocated to such subtranche. Accordingly, each Named Executive Officer’s target number of shares subject to this subtranche and the actual number of shares accrued in connection with this subtranche by reason of the attained level of our 2013 revenue target, were as follows:

Named Executive Officer	Target Number of Shares Subject to First Revenue Subtranche of 2013 Performance Share Award	Number of Shares Accrued Under First Revenue Subtranche
Dr. Martin	21,573	43,146
Dr. Milligan	8,216	16,432
Dr. Bischofberger	7,396	14,792
Mr. Young	5,956	11,912
Ms. Washington	4,916	9,832

The shares accrued under the first revenue subtranche due to our attained level of net product revenue will become payable to each Named Executive Officer provided he or she satisfies the time-based vesting requirement applicable to that subtranche.

Our Compensation Committee selected TSR and revenue growth as our performance measures because they relate to the key behaviors that it wants to reinforce. These two measures are commonly used among our industry peers.

Should the service of an executive officer with Gilead terminate prior to the completion of one or more applicable service periods, the performance shares allocated to those periods will be forfeited, whether or not the performance objectives are eventually met. However, if an executive officer’s employment terminates during an applicable service period by reason of retirement on or after the date his or her combined age and years of service total 70 years or more or by reason of death or disability, then a portion of the performance shares allocated to that service period will convert into actual vested shares of our common stock based on the level at which the performance objective in effect for that service period is actually attained and the number of calendar months of continuous service he or she completed during that service period.

2013 Stock Options

Our Compensation Committee considers options to purchase shares of our common stock to be a key component of our performance-based incentive compensation program. Stock options give recipients the right to purchase at a specified price (the market price on the date of grant) a specified number of shares of our common stock over a specified period of time (generally, 10 years). A Named Executive Officer can exercise this purchase right over the term of the option as the option vests over four years.

Our Compensation Committee believes that options to purchase shares of our common stock provide an appropriate incentive for our executive officers because they will realize value only if the market price of our common stock increase s, which benefits all stockholders, and the executive officer remains employed with us through the date that his or her options vest.

The options to purchase shares of our common stock vest over a four-year service period, which is consistent with the practices of our industry peer group. One-quarter of the shares of our common stock subject to these options vest one year from the grant date and the remaining shares vest quarterly thereafter (assuming the continued service of the executive officer over the next three years) until fully vested.

2013 Equity Award Decisions

In February 2013, our Chief Executive Officer recommended to our Compensation Committee that equity awards in the amounts set forth below be granted to the Named Executive Officers (other than himself). After evaluating each Named Executive Officer’s performance during the prior year, his or her expected future contributions, our performance compared to the competitive market and our Chief Executive Officer’s recommendation, our Compensation Committee approved each of these recommendations.

In addition, our Compensation Committee approved the grant of an option to purchase 392,750 shares of our common stock and a performance share award covering 120,310 shares of our common stock to our Chief Executive Officer. Our Compensation Committee’s recommendation, which was ratified by the independent members of our Board of Directors, was based on the following considerations:

•	a competitive assessment of the grant-date fair value of equity awards granted to the chief executive officers at the companies in our compensation peer group;

•	our financial and operational performance in 2012; and

•	our consistent financial performance relative to our compensation peer group over the past several years.

The 2013 stock options and performance share awards for the Named Executive Officers were as follows:

Executive Officer	Stock Option (Number of Shares)(1)	Performance Share Award (Number of Shares) Threshold(2)		Performance Share Award (Number of Shares) Target(2)		Performance Share Award (Number of Shares) Maximum(2)
		TSR	Revenue	TSR	Revenue	TSR	Revenue
Dr. Martin	392,750	1,389	12,944	55,590	64,720	111,180	129,440
Dr. Milligan	149,620	529	4,930	21,180	24,650	42,360	49,300
Dr. Bischofberger	134,660	476	4,438	19,060	22,190	38,120	44,380
Mr. Young	108,470	383	3,574	15,350	17,870	30,700	35,740
Ms. Washington	89,490	316	2,950	12,670	14,750	25,340	29,500

(1)	The options to purchase shares of our common stock each had an exercise price per share of $40.56, representing the closing market price of our common stock on February 1, 2013.
(2)

50% of value for the awarded performance shares will convert into actual shares of our common stock based on our TSR over a three-year period (February 1, 2013 to January 31, 2016) in relation to the TSR realized for that period by a specified subset of companies in the S&P Healthcare Index. The remaining 50% of the value awarded performance shares will convert into actual shares of our common stock based on our performance against an annual revenue target established by our Compensation Committee at the beginning of each year over a specified three-year period (the 2013, 2014 and 2015 calendar years).

Special NEO Equity Award

On November 23, 2013, our Compensation Committee made a special performance share award to Kevin Young as a specifically targeted incentive for him to accomplish certain critical objectives tied to his then-current role as EVP, Commercial Operations. That grant was cancelled February 4, 2014 when he transitioned out of his position as EVP, Commercial Operations since the goals were not relevant to his new role.

2012 Performance Share Awards

In January 2012, our Compensation Committee granted performance share awards to the Named Executive Officers that were tied to performance goals measured over the three-year performance period from January 1,

2012 through December 31, 2014. Similar to the performance share awards granted in 2013, these performance share awards were divided into two equal tranches:

•

The performance-based vesting requirement for the first tranche is tied to the percentile level of our TSR for the three-year performance period from January 1, 2012 through December 31, 2014 relative to the TSR realized for that same period by the companies comprising the S&P Healthcare Sub-Index; and

•

The performance-based vesting requirement for the second tranche of each performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years.

The performance-based vesting requirement for the second revenue subtranche of the 2012 performance share award was our achievement of net product revenue for 2013 at one of the levels established by our Compensation Committee in January 2013. The revenue levels were set at $9.6 billion for threshold payout at the 20% level, $10.0 billion for target level payout at 100% and $10.4 billion for maximum level payout at 200%. The payout level was to be proportionately adjusted for performance between threshold and target or between target and maximum.

In January 2014, our Compensation Committee certified the level of attainment of the revenue goal for the second subtranche of the 2012 performance share awards at 200% of their target award level. This determination was based on our achieving net product revenue of $10.8 billion. Each Named Executive Officer’s target number of shares subject to the second revenue subtranche of his or her 2012 performance share award and the actual number of shares of our common stock accrued in connection with this subtranche were as follows:

Named Executive Officer	Target Number of Shares Subject to Second Revenue Subtranche of 2012 Performance Share Award(1)	Number of Shares Accrued Under Second Revenue Subtranche
Dr. Martin	39,000	78,000
Dr. Milligan	17,083	34,166
Dr. Bischofberger	13,333	26,666
Mr. Young	10,667	21,334
Ms. Washington	10,000	20,000

(1)	All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective January 25, 2013.

To receive the shares of our common stock accrued under this revenue subtranche on the basis of our attained level of net product revenue, the Named Executive Officer must remain employed with us through completion of the two-year service period from January 1, 2013 through December 31, 2014.

2011 Performance Share Awards

In January 2011, our Compensation Committee granted performance share awards to the Named Executive Officers that were tied to pre-established levels of performance measured in terms of relative TSR and revenue growth over the three-year performance period from January 1, 2011 through December 31, 2013. The number of shares of our common stock that could be earned under these awards ranged from 0% to 200% based on our actual performance over the performance period measured in terms of TSR and revenue growth relative to the companies in both the NYSE Arca Biotech Index and NYSE Arca Pharmaceutical Index (collectively, the “Peer Group Indices”).

In March 2014, our Compensation Committee approved payment of the 2011 performance share awards at 125% of their target award level. This determination as based on our achieving for the three-year Performance period from January 1, 2011 through December 31, 2013 (i) TSR at the 67th percentile relative to the companies in the Peer Group Indices) and (ii) revenue growth at the 52nd percentile of the Peer Group Indices, based on our performance during the performance period.

Each Named Executive Officer’s target number of shares subject to his or her 2011 performance share award and the actual number of shares of our common stock earned in connection with this award were as follows:

Named Executive Officer	Target Number of Shares Subject to Performance Share Award(1)	Number of Shares Earned Under Performance Share Award
Dr. Martin	288,000	360,000
Dr. Milligan	127,200	159,000
Dr. Bischofberger	84,000	105,000
Mr. Young	84,000	105,000
Ms. Washington	61,600	77,000

(1)	All share amounts have been adjusted retroactively to reflect the two-for-one stock split effective on January 25, 2013.

Health and Welfare Benefits and Perquisites

We do not provide defined benefit retirement plans, post-retirement health coverage or any other retiree benefits for our executive officers or employees, as we believe that the equity awards they receive and the compensation deferral program in which they are eligible to participate provide them with a substantial vehicle to accumulate retirement income.

The health and welfare benefits we offer our executive officers are substantially the same as those offered to all our employees. We provide medical and other benefits to our executive officers that are generally available to other full-time employees, including participation in our employee stock purchase plan, group term life insurance program and a Section 401(k) savings plan. Under the Section 401(k) plan, we make matching contributions on behalf of each participant equal to 50% of his or her contributions to the plan, up to an annual maximum matching contribution of $7,500. All of our executive officers participated in the Section 401(k) plan during 2013 and received matching contributions.

Currently, perquisites and other personal benefits are not a significant component of our executive compensation program. We generally do not provide perquisites or other personal benefits to our executive officers.

In 2013, we paid $87,768 to cover the Hart-Scott-Rodino (“HSR”) filing and legal fees for Dr. Bishofberger, which included a gross-up payment to cover the imputed income associated with this payment. The filing and the associated filing fee were triggered by regulatory requirements because Dr. Bishofberger’s total holdings of our common stock increased above a specified value. Our Compensation Committee felt it appropriate to pay the HSR filing and legal fees and associated taxes that arose solely as a result of the price appreciation in shares accumulated by Dr. Bishofberger over a long period of time during which he had made substantial contributions toward such appreciation, and recognizing that the Compensation Committee encourages him to hold company shares for alignment with shareholders’ interests.

For further information on the perquisites and other personal benefits provided to the Named Executive Officers during 2013, see the “2013 Summary Compensation Table” on page 62 below.

Nonqualified Deferred Compensation

We maintain a Deferred Compensation Plan that allows our executive officers and other senior level employees to accumulate income for retirement in a tax efficient way. Eligible employees can enroll in the Deferred Compensation Plan and defer a portion of their base salaries each year and part or all of their annual bonuses and commissions. Each participant may direct the investment of his or her deferred compensation account balance among a number of investment choices that mirror substantially all of the investment funds available under the Section 401(k) plan. For further information on the deferred compensation arrangements of the Named Executive Officers, see the “2013 Nonqualified Deferred Compensation Table” on page 68 below.

Our executive officers may defer receipt of the shares of our common stock in which they vest under their performance share awards for up to 10 years. Among other requirements, any such election to defer receipt of such shares must be made at least six months prior to the end of the applicable performance period.

Post-Employment Compensation

We do not have employment agreements with any of our executive officers, and their employment with us is “at -will.” Instead, we maintain the Gilead Sciences, Inc. Severance Plan (the “Severance Plan”) that offers severance payments and benefits to all of our employees, including our executive officers, upon certain involuntary terminations of employment. For the executive officers, the payments and benefits under the Severance Plan may be summarized as follows:

•

Upon an involuntary termination of employment without cause occurring in the absence of a change in control of Gilead, the Severance Plan provides the executive officer with certain cash payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a specified period. None of the outstanding stock awards held by our executive officers are subject to accelerated vesting or otherwise enhanced in the event of a termination of employment under such circumstances.

•

In the event there is a change in control of Gilead and either the employment of an executive officer is involuntarily terminated without cause, or the executive officer resigns for good reason due to, for example, a material adverse change in his or her position and certain other reasons provided in our Severance Plan, he or she will receive certain enhanced cash payments, outplacement services and a lump-sum payment to fund continued coverage under our group health plans for a longer specified period. In addition, all outstanding stock awards held by the executive officer will fully vest as of his or her termination date.

In January 2010, we amended the Severance Plan to limit the participants who may qualify for a tax “gross -up” payment to cover any excise tax they may incur as a result of any payments and benefits they receive under the Severance Plan that may constitute a “parachute payment” under the Internal Revenue Code. Accordingly, such protection is provided to only those individuals who were eligible for such protection at the time the policy was amended, for as long as their benefits are not materially modified.

We maintain the Severance Plan to enhance employee objectivity, morale and productivity and encourage retention in the event of an actual or threatened change in control of Gilead. The Severance Plan also enables us to provide a standard set of payments and benefits to new and current executive officers and employees, thereby eliminating the negotiation of “one -off” arrangements. In addition, the Severance Plan better aligns the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of our stockholders and other stakeholders without undue concern over whether a transaction may jeopardize their employment. We have intentionally structured the payments and benefits under the Severance Plan in the event of a change in control of Gilead to be subject to a “double trigger,” which means that an executive officer will receive payments and benefits only if he or she loses his or her employment in connection with the change in control. This arrangement is wholly consistent with the purpose of the plan, which is to provide our executive officers with a guaranteed level of financial protection only upon a loss of employment.

For further information about the Severance Plan, including an estimate of the potential payments and benefits that would be received by the Named Executive Officers upon termination of employment under certain defined circumstances, see “Executive Compensation – Employment Agreements, Severance and Change in Control Arrangements with Named Executive Officers” on page 70 below.

Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code disallows an income tax deduction to publicly traded companies for compensation paid to or realized by the Chief Executive Officer and certain other executive officers (other than the Chief Financial Officer) to the extent that compensation exceeds $1 million per covered individual in any taxable year and does not otherwise qualify for an exception to this limitation, such as the exception for “performance-based compensation.” Our current annual bonus plan for executive officers and equity compensation plan have been structured with the intent to qualify the compensation paid or realized under these plans as “performance-based compensation.” As a consequence, we believe that all compensation paid to or realized by our executive officers for 2013, except for base salary in the amount of $568,765 paid to our Chief Executive Officer and $10,010 paid to our President and Chief Operating Officer, should not be subject to the deduction limit of Section 162(m).

Our Compensation Committee will continue to evaluate ways to achieve compliance with Section 162(m) that are in the best interests of Gilead and our stockholders. However, in establishing the cash and equity incentive compensation plans for our executive officers, our Compensation Committee believes that the potential deductibility of the compensation payable under these plans should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. Our Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain talented executives, even if all or part of that compensation may not be deductible by reason of Section 162(m).

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant-date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables that appear later in this proxy statement, even though our executive officers may never realize any economic value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock -based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award. For performance share awards, the FASB ASC Topic 718 grant-date fair values reported in the compensation tables that appear later in this proxy statement were determined pursuant to an appropriate valuation formula, including a so-called Monte Carlo valuation formula for our performance shares tied to TSR performance targets, and are based on the probable outcome of the applicable performance goals. For performance shares awarded in 2012 and 2013, performance objectives have been set for only certain tranches of the awards and the associated grant -date fair value of those tranches are included in the values reported in compensation tables. Tranches for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and therefore, are not included in the compensation tables.

2014 Executive Compensation

In January 2014, our Compensation Committee approved the 2014 base salaries and 2014 target bonus opportunities, and granted options to purchase shares of our common stock and performance share awards to the Named Executive Officers in the respective amounts set forth in the table below. These compensation decisions were made on the basis of the executive compensation philosophy and principles discussed earlier in this Compensation Discussion and Analysis, including assessing the competitiveness of our executive compensation program in relation to our 2013 compensation peer group.

The compensation decisions also reflected our Compensation Committee’s assessment of corporate and individual performance during 2013. In the case of the 2014 equity awards, our Compensation Committee approved an approximately equal allocation of the grant-date fair value of such awards between options to purchase shares of our common stock and performance share awards for each Named Executive Officer. In addition, our Compensation Committee made an approximately equal allocation of the grant-date fair value of the performance share award between performance shares with performance targets tied to our revenue growth and performance shares with performance targets tied to our TSR relative to the S&P Healthcare Sub-Index.

Named Executive Officer*	Base Salary	2014 Target Bonus Opportunity (as a Percentage of Base Salary)	Number of Shares of Common Stock Subject to Stock Options Granted(1)	Number of Shares of Common Stock Subject to Performance Shares(2)
Dr. Martin	$1,654,000	155%	162,260	57,910
Dr. Milligan	$1,080,000	100%	64,910	23,170
Dr. Bischofberger	$950,000	80%	57,180	20,410
Ms. Washington(3)	$825,000	80%	60,280	21,520

(1)

The options to purchase shares of our common stock were granted on February 1, 2014, with an exercise price of $80.65 per share, based on the closing price of our common stock on January 31, 2014, since the February 1, 2014 effective date was a Saturday.

(2)

50% of value for the awarded performance shares will convert into actual shares of our common stock based on our TSR over a three-year period (February 1, 2014 to January 31, 2017) in relation to the TSR realized for that period by a specified subset of companies in the S&P Healthcare Index. The remaining 50% of the value awarded performance shares will convert into actual shares of our common stock based on our performance against an annual revenue target established by our Compensation Committee at the beginning of each year over a specified three-year period (the 2014, 2015 and 2016 calendar years). We believe that this design for the revenue goals provides a strong link between performance and payment because it eliminates the need to project revenue performance beyond one year. The actual number of shares of our common stock into which the performance shares may convert will be calculated by multiplying the number of performance shares by a performance percentage ranging from 0% to 200% based on the level at which the performance goal applicable to those performance shares is in fact attained. However, in no event shall the number of shares of our common stock that be accrued pursuant to the TSR tranche of the performance share award exceed 100% of the number of shares of our common stock allocated to that tranche if our absolute TSR for the performance period is a negative number. The shares accrued as a result of the attained performance goals will be issued in the year following the end of the three-year performance period, provided the applicable service requirement is also satisfied by the Named Executive Officer.

(3)	Ms. Washington was promoted to Executive Vice President from Senior Vice President in January 2014. The total number of stock options granted and performance shares include a one-time promotion grant.
*	Kevin Young is omitted from the chart as he resigned from his position of executive officer on February 4, 2014. He will continue to serve as a part-time employee of Gilead.

COMPENSATION COMMITTEE REPORT(1)

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

John W. Madigan, Chairman

Kevin E. Lofton

Nicholas G. Moore

Per Wold-Olsen

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Our Compensation Committee, with input from our Human Resources Department, undertakes an annual review of the compensation programs for our executive officers and other employees to determine whether any of these programs encourage excessive risk-taking that would create a material risk to our economic viability. Based on this annual review, our Compensation Committee concluded it was not reasonably likely that any of our compensation policies and practices in place during 2013, whether individually or in aggregate, would have a material adverse effect upon Gilead. In reaching this conclusion, our Compensation Committee took into account the following factors, including factors specifically analyzed in terms of the compensation program for the Named Executive Officers:

•

Our overall compensation structure is applied uniformly throughout the organization, with the only major exception relating to the form in which the equity compensation component is awarded. For individuals below the level of Vice President, the equity compensation component is in the form of restricted stock unit awards tied solely to service-based vesting requirements, while for employees at the level of Vice President and above, the equity compensation component is primarily in the combined form of options to purchase shares of our common stock and performance share awards. Other than for sales employees, we do not have compensation arrangements that are unique to any of our business units or that otherwise depart significantly from the general uniformity of our overall compensation structure. The incentive compensation plans that we maintain for our sales employees are subject to multiple levels of review during both the design stage and the incentive calculation and payment process. Only Senior Directors and below are eligible to participate in those incentive compensation plans, and the applicable target bonus opportunities range between approximately 26% and 51% of base salary. Payments are based on prescriptions written during the previous quarter to ensure results are assessed and confirmed. Performance objectives and potential payments are reviewed on a quarterly basis and are subject to a cutback feature. This cutback may reduce payments if there is a large transaction that was not expected at the time the goals were set or should any other unusual or extraordinary event occur after the goals were set.

•

For our broad-based director-and-above employee population, a significant component of compensation is in the form of equity awards tied to the value of our common stock. As our stock price appreciates and stockholder value is thereby created, the amount of compensation earned via these awards increases. Accordingly, our overall compensation program is structured to encourage long-term growth and appreciation in the value of our business and stock price. For our entry-level employees, the predominant component of compensation is base salary. Our Vice Presidents and above get stock options. Although options to purchase shares of our common stock have the potential to encourage risk-taking, we structure these awards so that they are earned (“vest”) in installments over a period of several years. This vesting requirement encourages our executive officers and other employees to focus on sustaining our long-term performance. Because options are granted annually, our executive officers and other employees always have unvested options outstanding that could decrease significantly in value if our business is not managed in a way that increases our stock price over the long term.

•

The vesting of performance share awards is tied to our total shareholder return (“TSR”) and revenue growth over a prescribed performance period. Performance objectives tied to TSR and revenue growth are aligned with our overall goal to create and sustain long-term stockholder value. In addition, our performance share awards have overlapping performance periods, and any risks taken to increase the payout level under one award could jeopardize the potential payouts under other awards. To further ensure that there is not a significant incentive for unnecessary risk-taking, we cap the payout of these awards at 200% of target. For the relative TSR performance shares awarded in January 2013 and January 2014, the payout level is subject to an additional cap whereby if our absolute TSR over the performance period is negative, the payout of these awards cannot exceed 100% of target, regardless of our relative TSR performance.

•

Our overall compensation structure is not overly weighted toward short-term incentives. Payouts under our annual bonus program are subject to a dollar cap per individual tied to a multiple of his or her annual base salary. For example, our Chief Executive Officer’s target annual bonus award in 2013 was 150% of his annual base salary for that year and the maximum annual bonus award he could have earned was capped at 225% of such annual base salary. We believe that capping short-term incentive awards in this manner protects against disproportionately large short-term incentives that might encourage excessive risk-taking. In addition, our Compensation Committee has broad discretion in determining the size of annual bonus awards for the Named Executive Officers and considers a number of factors in setting the actual bonus amounts, including whether an executive officer has caused us to incur unnecessary or excessive risk.

•

The performance goals for our 2013 annual bonus program were based on both financial and non-financial corporate measures as well as individual performance goals (except with respect to our Chief Executive Officer whose performance is evaluated solely on the basis of corporate measures). We believe these goals will contribute to our long-term financial success and correlate to the creation of long-term stockholder value. We also have a formal internal business risk assessment structure that identifies the major risks to our business and implements techniques and processes to control and mitigate those risks. Accordingly, to the extent any of the performance measures established for our short-term incentive programs might otherwise contribute to any potential risks identified for our business, there are procedures in place to control and limit those risks.

•

The wealth creation opportunities for the Named Executive Officers and other senior management are primarily in the form of their equity awards. We do not have retirement plans or other meaningful sources of wealth creation provided under our cash compensation programs. Excessive risk-taking would not only jeopardize the financial viability of Gilead but would also subject the Named Executive Officers and other senior management to substantial economic loss if our common stock were to become worthless or decline substantially in value. For that reason, there is a substantial alignment between the structure of our executive compensation program and the creation of stockholder value.

•

We have also instituted stock ownership guidelines which require our executive officers to maintain a substantial ownership interest in Gilead. By requiring that a significant amount of their personal wealth be tied to long-term holdings in our common stock, we further align their interests with those of our stockholders and mitigate the risk of excessive risk-taking.

•

We have adopted a compensation recovery policy that permits us to recoup any compensation paid to our executive officers on the basis of financial results that have to be subsequently restated as a result of their misconduct.

•

Finally, we have adopted policies that preclude any hedging transactions in our common stock, such as put and call options or pre-paid forward sale contracts by executive officers, employees and directors, as well as pledging of Gilead securities. Accordingly, our executive officers, employees and directors bear the full risk of economic loss, like any other stockholder, with respect to their equity holdings, whether in the form of actual shares of our common stock or restricted stock unit awards or performance shares that will convert into such shares upon the satisfaction of the applicable vesting requirements.

For the foregoing reasons, our Compensation Committee has concluded that it was not reasonably likely that our overall employee compensation structure, when analyzed either in terms of its company-wide application or its specific application to our various major business units, would have any material adverse effect upon Gilead.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years 2013, 2012 and 2011, certain compensation awarded or paid to, or earned by, our Named Executive Officers:

Name and Principal Position	Year	Salary(1)	Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Compensation(1)(4)	All Other Compensation(5)		Total
John C. Martin	2013	$1,568,765	$5,081,801	(6)	$5,250,046	$3,543,750	$7,500		$15,451,862
Chairman and Chief Executive Officer	2012	$1,494,214	$4,947,127		$5,433,431	$3,375,000	$7,500		$15,257,272
	2011	$1,423,354	$5,535,569		$5,863,222	$2,788,500	$5,000		$15,615,645
Robin L. Washington	2013	$746,219	$1,203,270	(6)	$1,196,249	$787,500	$8,490	(7)	$3,941,728
Executive Vice President and	2012	$693,356	$1,268,494		$1,477,368	$728,875	$7,500		$4,175,593
Chief Financial Officer	2011	$615,175	$1,596,897		$1,259,911	$555,210	$5,000		$4,032,193
John F. Milligan	2013	$1,010,010	$2,026,247	(6)	$2,000,030	$1,522,500	$7,500		$6,566,287
President and Chief Operating Officer	2012	$950,864	$2,166,978		$2,482,799	$1,420,563	$7,500		$7,028,704
	2011	$902,098	$2,444,876		$2,617,997	$1,215,641	$17,355		$7,197,967
Norbert W. Bischofberger	2013	$884,175	$1,740,781	(6)	$1,800,054	$1,068,000	$95,378	(8)	$5,588,388
Executive Vice President,	2012	$815,026	$1,691,293		$1,908,267	$975,800	$7,500		$5,397,886
Research and Development and Chief Scientific Officer	2011	$756,261	$1,614,541		$1,622,613	$794,010	$5,000		$4,792,425

Kevin Young(10)	2013	$810,424	$2,148,828	(6)(9)	$1,449,962	$978,000	$7,500		$5,394,714
Former Executive Vice President, Commercial Operations	2012	$756,274	$1,353,044		$1,543,029	$904,400	$7,500		$4,564,247
	2011	$711,260	$1,614,541		$1,622,613	$743,243	$5,000		$4,696,657

(1)	Includes amounts earned but deferred at the election of the Named Executive Officers pursuant to our 401(k) employee savings and retirement plan.
(2)

Represents the aggregate grant-date fair value of the restricted stock units and/or performance shares awarded for the applicable year to the Named Executive Officers and is determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). For purposes of calculating the grant-date fair value of performance share awards for which the applicable performance goals have been established, the number of shares of common stock subject to each such award is determined on the basis of the probable outcome of those goals (100% of the number of shares allotted to each award). The aggregate grant-date fair value so calculated for the awards has not been reduced for estimated forfeitures. Ms. Washington was the only Named Executive Officer who received a restricted stock unit award in addition to a performance share award in 2011. That restricted stock unit award had a grant-date fair value of $412,900. Assumptions used in the calculation of such grant-date fair values are set forth in Note 12 to our Consolidated Financial Statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for such fiscal year.

For performance shares awarded in 2012 and 2013, performance objectives have been set for only certain tranches of the awards and the associated grant-date fair value of those tranches has been incorporated in the table above. Tranches for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and therefore, are not included in the table above. See footnotes 5 and 6 to the 2013 Grants of Plan-Based Awards table on page 63 for a detailed description of the terms of the 2012 and 2013 performance shares.
(3)

Represents the aggregate grant-date fair value of the stock options awarded to the Named Executive Officer for the applicable year, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. Assumptions used in the calculation of such grant-date fair values are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for such fiscal year.

(4)	Represents amounts paid under our corporate bonus plan based on our Compensation Committee’s certification of corporate performance and individual achievements.
(5)	Includes matching contributions made by us on such individual’s behalf to the 401(k) employee savings and retirement plan.
(6)

The aggregate grant-date fair values of the TSR tranche of the 2013 performance shares and the 2013 revenue subtranches of both the 2012 and 2013 performance shares, assuming maximum attainment of the applicable performance goals in effect for those tranches and subtranches, are as follows: John C. Martin ($10,163,601), Robin L. Washington ($2,406,541), John F. Milligan ($4,052,494), Norbert W. Bischofberger ($3,481,563) and Kevin Young ($2,798,112). The grant-date fair values assume maximum goal attainment only as to those tranches or subtranches that at present have a reportable grant-date fair value. As noted in footnote 2 above, the revenue subtranches of the 2012 and 2013 performance shares for which performance objectives have not yet been set do not at present have a reportable grant-date fair value under FASB ASC Topic 718.

(7)	Includes matching contributions made under our 401(k) plan ($7,500) and cell phone expenses ($990).
(8)

Includes matching contributions made under our 401(k) plan ($7,500), cell phone expense ($110), Hart-Scott-Rodino filing fee ($45,000), related legal fees ($9,785) and associated tax reimbursement ($32,983).

(9)

Mr. Young received a performance-based restricted stock unit award in November 2014. That performance-based restricted stock unit award had a grant-date fair market value of $749,772. As described in footnote 7 of the 2013 Grants of Plan-Based Awards table on page 63, this grant was canceled on February 4, 2014 in connection with Mr. Young’s transition to a part-time employee.

(10)	Mr. Young resigned from his executive officer position on February 4, 2014. He now serves as a part-time senior advisor to Gilead.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain additional information regarding grants of plan-based awards to our Named Executive Officers for the 2013 fiscal year:

Name	Grant Date		Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Award(3)	Grant- Date Fair Value of Stock and Option Award(4)
				Threshold	Target	Maximum	Threshold(2)	Target		Maximum
John C. Martin	1/30/2013	(5)		—	—	—	7,800	39,000	(5)	78,000	—	—	—	$1,581,840
	2/1/2013		1/30/2013	—	—	—	—	—		—	—	392,750	$40.56	$5,250,046
	2/1/2013		1/30/2013	—	—		5,704	77,163	(6)	154,326	—	—	—	$3,499,961
	N/A		N/A	—	$2,362,500	$3,543,750	—	—		—	—	—	—	—
Robin L. Washington	1/30/2013	(5)		—	—	—	2,000	10,000	(5)	20,000	—	—	—	$405,600
	2/1/2013		1/30/2013	—	—	—	—	—		—	—	89,490	$40.56	$1,196,249
	2/1/2013		1/30/2013	—	—	—	1,300	17,586	(6)	35,172	—	—	—	$797,670
	N/A		N/A	—	$525,000	$787,500	—	—		—	—	—	—	—
John F. Milligan	1/30/2013	(5)		—	—	—	3,417	17,083	(5)	34,166	—	—	—	$692,886
	2/1/2013		1/30/2013	—	—	—	—	—		—	—	149,620	$40.56	$2,000,030
	2/1/2013		1/30/2013	—	—	—	2,173	29,396	(6)	58,972	—	—	—	$1,333,361
	N/A		N/A	—	$1,015,000	$1,522,500	—	—		—	—	—	—	—
Norbert W. Bischofberger	1/30/2013	(5)		—	—	—	2,666	13,333	(5)	26,666	—	—	—	$540,786
	2/1/2013		1/30/2013	—	—	—	—	—		—	—	134,660	$40.56	$1,800,054
	2/1/2013		1/30/2013	—	—	—	1,956	26,456	(6)	52,912	—	—	—	$1,199,995
	N/A		N/A	—	$712,000	$1,068,000	—	—		—	—	—	—	—
Kevin Young	1/30/2013	(5)		—	—	—	2,133	10,667	(5)	21,334	—	—	—	$432,654
	2/1/2013		1/30/2013	—	—	—	—	—		—	—	108,470	$40.56	$1,449,962
	2/1/2013		1/30/2013	—	—	—	1,575	21,306	(6)	42,612	—	—	—	$966,402
	11/6/2013			—	—	—	—	11,130	(7)	—	—	—	—	$749,772
	N/A		N/A	—	$652,000	$978,000	—	—		—	—	—	—	—

(1)

Actual amounts paid in February 2014 were based on our Compensation Committee’s review and certification of corporate performance and individual achievements in 2013 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 62. In accordance with our corporate bonus plan, performance-based cash bonuses with respect to 2013 were paid to Named Executive Officers who were employed as of the payment date.

(2)

Amounts in the “Threshold” column represent the minimum number of shares of our common stock issuable (e.g., 20% of the target number of performance shares allotted to the revenue subtranche and 2.5% of the target number of performance shares allotted to the TSR tranche) upon threshold-level achievement of the performance goals described in footnote 5 below.

(3)

Reflects option awards granted under our 2004 Equity Incentive Plan, the terms of which are consistent with those of options granted to other employees under the 2004 Equity Incentive Plan. The options vest at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment over the next 36 months thereafter. Subject to certain exceptions, the maximum term of options granted under the 2004 Equity Incentive Plan is 10 years. The exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(4)

Represents the grant-date fair value of each reported stock and option award, calculated in accordance with FASB ASC Topic 718, and does not take into account estimated forfeitures. The grant-date fair value of the performance shares awarded is based on the probable outcome at 100% target level attainment of one or more pre-established performance objectives and the assumptions used in the calculation of the grant-date fair value of options are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for such fiscal year.

For performance shares awarded in 2012 and 2013, performance objectives have been set for only certain tranches of those awards and the associated grant-date fair value of those tranches has been incorporated in the table above. The performance objectives for subtranche 3 of the revenue tranche of the 2012 performance shares and subtranches 2 and 3 of the revenue tranche of the 2013 performance shares had not yet been set as of the close of the 2013 fiscal year, and therefore, they do not at present have a reportable grant-date fair value under FASB ASC Topic 718 and are not included in the table above. See footnotes 5 and 6 below for a detailed description of the terms of the 2012 and 2013 performance shares.

(5)

Represents the grant-date fair value of the 2013 revenue subtranche of performance shares awarded under our 2004 Equity Incentive Plan, as that value was measured on the January 30, 2013 date on which the revenue target for that particular subtranche was first established by the Compensation Committee. Although such subtranche was part of the performance share award originally made on January 26, 2012, no grant-date fair value could be determined for that subtranche under FASB ASC Topic 718 until January 30, 2013 when the revenue target for that subtranche was set by the Compensation Committee. As originally structured, the performance shares were divided into two separate equally-weighted tranches. The performance-based vesting requirement for the first tranche was set by the Compensation Committee on the original

January 26, 2012 award date and is tied to the percentile level of our TSR for the three-year performance period from February 1, 2012 through January 31, 2015 relative to the TSR realized for that same period by the companies comprising three subsets of the S&P Health Sub-Index. To receive any shares of our common stock accrued pursuant to this TSR tranche, an executive officer must remain employed with us through the date following the completion of the performance period on which our Compensation Committee certifies the TSR level attained. The performance-based vesting requirement for the second tranche of each performance award is divided into three equal subtranches, each with its own one-year performance period and applicable service period of one or more specified years, as follows:

•

The performance-based vesting requirement for the first subtranche was the achievement of the target level of consolidated net product revenue for the 2012 calendar fiscal year set by our Compensation Committee on January 26, 2012. Any shares accrued on the basis of revenue goal attainment for this subtranche are also subject to a service-vesting condition that requires continued service from January 1, 2012 through December 31, 2014.

•

The performance-based vesting requirement for the second subtranche is the achievement of the target level of consolidated net product revenue for the 2013 calendar fiscal year set by our Compensation Committee on January 30, 2013, the date on which the grant-date fair value of that particular subtranche was measured in accordance with FASB ASC Topic 718. Any shares accrued on the basis of revenue goal attainment for this subtranche are also subject to a service-vesting condition that requires continued service from January 1, 2013 through December 31, 2014.

•

The performance-based vesting requirement for the final subtranche will be our achievement of the target level of consolidated net product revenue for the 2014 calendar fiscal year that will be established by our Compensation Committee within 90 days after the start of that performance period, and the service-based vesting requirement for this subtranche will be tied to the executive officer’s continued service with us through the completion of the one-year service period from January 1, 2014 through December 31, 2014.

Since the revenue goal for the final subtranche of the 2012 performance share award had not been set by the Compensation Committee as of the close of the 2013 fiscal year, that subtranche does not have a determinable grant-date fair value under FASB ASC Topic 718 for the 2013 fiscal year.

(6)

Reflects 2013 performance shares granted under our 2004 Equity Incentive Plan which were divided into two separate equally-weighted TSR and revenue tranches similar to the description of the 2012 performance shares in footnote 5 above. The performance-based vesting requirement for the first revenue subtranche is our achievement of the target level of consolidated net product revenue for the 2013 calendar fiscal year that was established by our Compensation Committee on January 30, 2013 at the time the award was made. The grant-date fair value reported for this award in the above table represents the grant-date fair value of the TSR tranche and the first revenue subtranche. Any shares accrued on the basis of the applicable level of TSR or revenue goal attainment are also subject to a service-vesting condition that requires continued service with us from January 1, 2013 through December 31, 2015.

Since the revenue goals for the second and third subtranches of the 2013 performance share award had not been set by the Compensation Committee as of the close of the 2013 fiscal year, those subtranches do not have a determinable grant-date fair value under FASB ASC Topic 718 for the 2013 fiscal year.

The total number of shares of common stock issuable under the 2013 performance share award assuming target level attainment of each applicable TSR and revenue performance goal, including the portion of the shares subject to the two revenue subtranches for which there is at present no reportable grant-date fair value, is as follows: John C. Martin (120,310), Robin L. Washington (27,420), John F. Milligan (45,830), Norbert W. Bischofberger (41,250) and Kevin Young (33,220).

(7)

Reflects performance-based restricted stock unit award granted under our 2004 Equity Incentive Plan to Mr. Young in his previous role as an Executive Vice President of Commercial Operations. This grant was cancelled in February 2014 when Mr. Young transitioned to a new role with us.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding each unexercised option award and unvested stock award held by each of our Named Executive Officers as of December 31, 2013:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
John C. Martin	1,687,508	—		—	$8.01	1/26/2015	—		—	—		—
	1,800,000	—		—	$14.50	1/25/2016	—		—	—		—
	1,200,000	—		—	$16.40	1/22/2017	—		—	—		—
	880,000	—		—	$21.58	1/30/2018	—		—	—		—
	570,000	30,000		—	$23.60	1/21/2019	—		—	—		—
	477,000	159,000		—	$23.76	1/28/2020	—		—	—		—
	591,250	268,750		—	$19.09	1/20/2021	—		—	—		—
	289,625	372,375		—	$24.30	1/26/2022	—		—	—		—
	—	392,750	(3)	—	$40.56	2/1/2023	—		—	—		—
	—	—		—	—	—	360,000	(5)	$27,036,000	—		—
	—	—		—	—	—	78,000	(6)	$5,857,800	234,000	(7)	$17,573,400
	—	—		—	—	—	78,000	(8)	$5,857,800	—		—
	—	—		—	—	—	43,146	(9)	$3,240,265	111,180	(10)	$8,349,618
Robin L. Washington	5,000	5,000		—	$23.60	1/21/2019	—		—	—		—
	3,000	9,000		—	$24.91	7/29/2019	—		—	—		—
	4,800	24,000		—	$23.76	1/28/2020	—		—	—		—
	11,550	57,750		—	$19.09	1/20/2021	—		—	—		—
	11,250	101,250		—	$24.30	1/26/2022	—		—	—		—
	—	89,490	(3)	—	$40.56	2/1/2023	—		—	—		—
	—	—		—	—	—	12,000	(4)	$901,200	—		—
	—	—		—	—	—	77,000	(5)	$5,782,700	—		—
	—	—		—	—	—	20,000	(6)	$1,502,000	60,000	(7)	$4,506,000
	—	—		—	—	—	20,000	(8)	$1,502,000	—		—
	—	—		—	—	—	9,832	(9)	$738,383	25,340	(10)	$1,903,034
John F. Milligan	687,508	—		—	$8.01	1/26/2015	—		—	—		—
	800,000	—		—	$14.50	1/25/2016	—		—	—		—
	560,000	—		—	$16.40	1/22/2017	—		—	—		—
	140,000	—		—	$20.74	5/8/2017	—		—	—		—
	320,000			—	$21.58	1/30/2018	—		—	—		—
	80,000			—	$27.07	5/7/2018	—		—	—		—
	266,000	14,000		—	$23.60	1/21/2019	—		—	—		—
	210,000	70,000		—	$23.76	1/28/2020	—		—	—		—
	264,000	120,000		—	$19.09	1/20/2021	—		—	—		—
	132,344	170,156		—	$24.30	1/26/2022	—		—	—		—
	—	149,620	(3)	—	$40.56	2/1/2023	—		—	—		—
	—	—		—	—	—	159,000	(5)	$11,940,900	—		—
	—	—		—	—	—	34,164	(6)	$2,565,716	102,500	(7)	$7,697,750
	—	—		—	—	—	34,166	(8)	$2,565,867	—		—
	—	—		—	—	—	16,432	(9)	$1,234,043	42,360	(10)	$3,181,236

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Norbert W. Bischofberger	180,000	—		—	$14.50	1/25/2016	—		—	—		—
	520,000	—		—	$16.40	1/22/2017	—		—	—		—
	140,000	—		—	$20.74	5/8/2017	—		—	—		—
	240,000	—		—	$21.58	1/30/2018	—		—	—		—
	150,480	7,920		—	$23.60	1/21/2019	—		—	—		—
	108,000	36,000		—	$23.76	1/28/2020	—		—	—		—
	163,625	74,375		—	$19.09	1/20/2021	—		—	—		—
	101,719	130,781		—	$24.30	1/26/2022	—		—	—		—
	—	134,660	(3)	—	$40.56	2/1/2023	—		—	—		—
	—	—		—	—	—	105,000	(5)	$7,885,500	—		—
	—	—		—	—	—	26,664	(6)	$2,002,466	80,000	(7)	$6,008,000
	—	—		—	—	—	26,666	(8)	$2,002,617	—		—
	—	—		—	—	—	14,792	(9)	$1,110,879	38,120	(10)	$2,862,812
Kevin Young	207,508	—		—	$16.40	1/22/2017	—		—	—		—
	140,000	—		—	$20.74	5/8/2017	—		—	—		—
	280,000	—		—	$21.58	1/30/2018	—		—	—		—
	175,560	9,240		—	$23.60	1/21/2019	—		—	—		—
	130,500	43,500		—	$23.76	1/28/2020	—		—	—		—
	163,625	74,375		—	$19.09	1/20/2021	—		—	—		—
	82,250	105,750		—	$24.30	1/26/2022	—		—	—		—
	—	108,470	(3)	—	$40.56	2/1/2023	—		—	—		—
	—	—		—	—	—	105,000	(5)	$7,885,500	—		—
	—	—		—	—	—	21,332	(6)	$1,602,033	64,000	(7)	$4,806,400
	—	—		—	—	—	21,334	(8)	$1,602,183	—		—
	—	—		—	—	—	11,912	(9)	$894,591	30,700	(10)	$2,305,570
	—	—		—	—	—	—		—	11,130	(11)	$835,863

(1)

All options granted prior to January 1, 2011, with a reported expiration date prior to January 1, 2021, vest over a five-year period at the rate of 20% on the first anniversary of the grant date and 5% each quarter thereafter during the optionee’s employment. All options granted on or after January 1, 2011, with a reported expiration date on or after January 1, 2021, vest over a four-year period at the rate of 25% on the first anniversary of the grant date and 6.25% each quarter thereafter during the optionee’s employment. Subject to certain exceptions, each option granted under the 2004 Equity Incentive Plan has an expiration date at the end of the 10-year period measured from the grant date, unless earlier terminated following the Named Executive Officer’s termination of employment with us.

(2)

Prior to April 30, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the day before the grant date. Beginning on May 1, 2009, the exercise price per share of each option granted was equal to the closing market price of our common stock on the grant date.

(3)	This particular option award for the Named Executive Officer is also included in the 2013 Grants of Plan-Based Awards table on page 63.
(4)

Represents the unvested shares of our common stock currently subject to a restricted stock unit award originally covering 30,000 shares that will vest and become issuable in a series of five successive equal annual installments over a five-year period of continued employment measured from the November 5, 2010 grant date.

(5)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the 2011 performance shares based on 125% target level attainment of the following two performance goals: (i) our TSR relative to the Peer Group Index over the three-year period beginning January 1, 2011, and ending December 31, 2013, and (ii) our revenue growth relative to the Peer Group Index over the same three-year performance period. The actual number of shares issuable to each Named Executive Officer is calculated by multiplying the number of awarded performance shares by 125% target goal attainment, based on our actual percentile rankings for both revenue growth and TSR relative to the Peer Group Index. The measurement performance is determined as follows:

Measurement of Performance
TSR	Revenue Growth	Vesting Date
Average daily stock price from 2011 through 2013 compared to average daily 2010 stock price	2013 revenues compared to 2010 revenues	By March 6, 2014

In order to vest, the Named Executive Officer must remain employed until our Compensation Committee determines the actual level of attainment of the performance goals applicable. However, should a Named Executive Officer’s employment terminate due to death, disability or retirement, then he or she will remain eligible to receive a portion of the shares subject to the award. The actual number of shares of common stock to be issued to such individual will be based on the attained level of performance and will be pro-rated to reflect the number of calendar months of employment completed by the Named Executive Officer during the performance period.

(6)

Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2012 performance share award based on attainment of the applicable revenue goal at above-target level as described in footnote 5 to the 2013 Grants of Plan-Based Awards table on page 63. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2014, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(7)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2012 performance share award, assuming the established performance goal is attained at the 200% “Maximum” level as described in footnote 5 to the 2013 Grants of Plan-Based Awards table on page 63.

(8)

Represents the number of shares of our common stock that have accrued under the second revenue subtranche of the 2012 performance share award, as described in footnote 5 to the 2013 Grants of Plan-Based Awards table on page 63, based on attainment of the applicable revenue goal at above-target level. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2014, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(9)

Represents the number of shares of our common stock that have accrued under the first revenue subtranche of the 2013 performance share award, as described in footnote 6 to the 2013 Grants of Plan-Based Awards table on page 63, based on attainment of the applicable revenue goal at the above-target level. The shares are now subject only to a service-vesting condition that requires continued service through December 31, 2014, subject to pro-rata vesting in the event of death, disability or retirement before that date.

(10)

Represents the number of shares of our common stock that will vest and become issuable pursuant to the TSR portion of the 2013 performance share award, as described in footnote 6 to the 2013 Grants of Plan-Based Awards table on page 63, assuming the established performance goal is attained at the 200% “Maximum” level.

(11)

Represents the number of shares of our common stock that would have vested and become issuable pursuant to a performance-based restricted stock unit award granted to Mr. Young, assuming the established performance goals are attained. This grant was cancelled in February 2014 in connection with his change in role, as described in footnote 7 to the 2013 Grants of Plan-Based Awards table on page 63.

2013 OPTION EXERCISES AND STOCK VESTED

The following table shows the number of shares acquired upon exercise of stock options and vesting of restricted stock units and/or performance shares for each of our Named Executive Officers during the year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John C. Martin	3,386,904	$158,876,322	106,000	$4,862,220
Robin L. Washington	205,550	$5,272,609	24,000	$1,242,900
John F. Milligan	1,212,492	$74,919,990	49,000	$2,247,630
Norbert W. Bischofberger	540,000	$26,581,041	24,000	$1,100,880
Kevin Young	325,000	$17,346,761	29,000	$1,330,230

(1)

Option awards value realized is determined by multiplying (i) the amount by which the market price of our common stock at the time of exercise exceeded the exercise price by (ii) the number of shares of common stock for which the options were exercised.

(2)	Stock awards value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date.

2013 NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides our executive officers, including all of our Named Executive Officers, and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer up to 70% of his or her salary and up to 100% of his or her bonus/commission each year. The deferred amount is credited to an account maintained in his or her name in which the participant is fully vested at all times. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. There are 27 investment funds available for selection under the plan, and they are substantially the same as those available under our broad-based 401(k) employee savings plan. Investment elections may be changed on a daily basis. The participant may elect to receive his or her deferred account balance at a designated age, no earlier than age 50 and no later than age 75, or upon termination of employment or on the second or fifth anniversary of his or her termination date. The distribution may, at the participant’s election, be made in a lump sum or in annual installments over a period not to exceed 10 years. A participant can receive an early distribution of a portion of his or her account balance in the event of a financial hardship. In the event of the participant’s death, his or her account balance will be distributed in a lump sum to the designated beneficiary.

The following table shows the executive contributions, earnings and account balances for the Named Executive Officers under our Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
John C. Martin	—	—	$1,535,251	$1,252,646	$5,452,429	(3)
Robin L. Washington	—	—	$144,803	—	$932,532	(4)
John F. Milligan	—	—	—	—	—
Norbert W. Bischofberger	—	—	$177,510	$348,562	$874,633	(5)
Kevin Young	—	—	—	—	—

(1)

The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable Named Executive Officer for purposes of tracking the notional investment return on his or her balance for fiscal year 2013.

(2)

Although 27 investment funds are available for selection under our Deferred Compensation Plan, the investment selections for the 2013 fiscal year were concentrated primarily in the 8 investment funds named below. The rate of return for each such fund for the 2013 fiscal year was as follows:

Name of Fund	% Rate of Return
Fidelity Retirement Money Market	0.01%
Fidelity Low Priced Stock	34.31%
Fidelity Growth Company	37.61%
Fidelity Diversified International	25.19%
Spartan Extended Market Index	38.19%
T. Rowe Price Blue Chip Growth	41.57%
T. Rowe Price Real Estate	3.28%
Vanguard Institutional Index	32.35%

(3)

Includes (i) $1,450,000 of compensation reported for such individual in the Summary Compensation Table for the 2006 (deferred non-equity incentive plan compensation) and (ii) $1,617,000 of compensation reported for such individual in the Summary Compensation Table for the 2007 (deferred non-equity incentive plan compensation).

(4)

Includes (i) $394,640 of compensation reported for such individual in the Summary Compensation Table for the 2009 (deferred non-equity incentive plan compensation) and (ii) $271,868 of compensation reported for such individual in the Summary Compensation Table for the 2010 (deferred non-equity incentive plan compensation).

(5)	The reported amount includes compensation for service rendered in one or more pre-2006 calendar years.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

We do not have employment agreements with any of the Named Executive Officers. Although the employment of the Named Executive Officers is “at will,” they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such payments and benefits depends upon the specific circumstances under which a Named Executive Officer’s employment terminates. There are three general categories of termination:

•

Voluntary Termination/For Cause Termination: includes a voluntary termination of employment by the Named Executive Officer (other than in connection with a resignation for good reason), retirement by the Named Executive Officer and a termination of the Named Executive Officer’s employment by us for cause.

•

Involuntary Termination without Cause: includes a termination of the Named Executive Officer’s employment by us (other than for cause) for reasons not constituting cause, such as due to a company-wide or departmental reorganization or the resignation of the Named Executive Officer in connection with a significant restructuring of his or her individual job duties or a change in his or her work location of more than 50 miles.

•

Change in Control Termination: includes a termination of the Named Executive Officer’s employment by us without cause, or the resignation of the Named Executive Officer for good reason, within the applicable change in control protection period following a change in control of Gilead (i.e. “double trigger”).

Payments and benefits receivable upon an involuntary termination of employment without cause or a change in control or an involuntary termination of employment within the applicable change in control protection period are governed by the Gilead Sciences, Inc. Severance Plan. A copy of the Severance Plan is available as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and filed with the SEC on May 4, 2012. For purposes of determining a Named Executive Officer’s eligibility for the various severance payments and benefits available under the Severance Plan and our various equity plans, the following definitions are relevant:

A “change in control of Gilead” will be deemed to occur upon:

•

a merger, consolidation or other reorganization approved by our stockholders, unless our stockholders continue to own more than 50% or more of the total combined voting power of the voting securities of the successor corporation;

•	a sale of all or substantially all of our assets;

•	the acquisition by any person or related group of persons of more than 50% of the total combined voting power of our outstanding securities; or

•	a change in the majority of the members of our Board of Directors over a 12-month or shorter period by reason of one or more contested elections for Board membership.

A “resignation for good reason” will be deemed to occur should a Named Executive Officer resign from his or her employment with us for any of the following reasons during the applicable change in control protection period:

•

a materially adverse change in his or her title, position or responsibilities (including reporting responsibilities) or the assignment to him or her of any duties or responsibilities which are inconsistent with his or her title, position or responsibilities;

•	a reduction in his or her annual base compensation;

•	his or her permanent relocation to any place outside a 50 mile radius of the location serving as his or her existing principal work site;

•

the failure by the new company to continue in effect any material compensation or employee benefit plan in which he or she was participating or to provide him or her with an aggregate level of compensation and benefits comparable to that in effect for him or her prior to the change; or

•	any material breach by the new company of any provision of any agreement we have with the Named Executive Officer.

A Named Executive Officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of:

•	any act or omission in bad faith and to our detriment;

•	dishonesty, intentional misconduct, material violation of any company policy, or material breach of any agreement with us; or

•	commission of any crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

The following table summarizes the payments and benefits that each Named Executive Officer is eligible to receive upon his or her termination of employment under the various circumstances specified above.

Type of Termination	Chief Executive Officer	Other Named Executive Officers
Voluntary or “For Cause” Termination	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits	• No severance payments • Accrued base salary and vacation pay • Vested but unpaid benefits
Retirement(1)

•   Three-year post retirement exercise period for already vested stock options

•   Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

•   Three-year post retirement exercise period for already vested stock options

•   Pro-rata vesting of any performance shares held by the executive for which performance goals are attained subsequent to retirement

Involuntary Termination Without “Cause”

•   Cash severance equal to 2.0 times base salary + 2.0 times average bonus for prior three fiscal years

•   12 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 24 months

•   No acceleration of unvested stock awards

•   Cash severance equal to 1.5 times base salary + 1.0 times average bonus for prior three fiscal years

•   Six months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 18 months

•   No acceleration of unvested stock awards

Change in Control Termination (involuntary termination without “Cause” or resignation for “Good Reason” within Change in Control Protection Period(2))

•   Cash severance equal to 3.0 times base salary + 3.0 times average bonus for prior three fiscal years

•   12 months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 36 months

•   100% acceleration of stock option and time-based restricted stock unit awards

•   Cash severance equal to 2.5 times base salary + 2.5 times average bonus for prior three fiscal years

•   Six months of outplacement services

•   Lump-sum payment to cover the estimated cost of COBRA care for 30 months

•   100% acceleration of stock option and time-based restricted stock unit awards

Type of Termination	Chief Executive Officer	Other Named Executive Officers

•   Acceleration of unvested performance shares as follows:

•   100% of target number of shares accelerates if change-in-control occurs within first 12 months of the applicable performance period

•   If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of the target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

•   Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only for those grandfathered individuals eligible for such gross-up payment pursuant to the provisions of the Severance Plan in effect as of January 28, 2010)

•   Acceleration of unvested performance shares as follows:

•   100% of target number of shares accelerates if change-in-control occurs within first 12 months of the applicable performance period

•   If the change in control occurs following that 12-month period, then the vesting acceleration will apply to the greater of (1) 100% of target number of shares or (2) such greater number of shares that would be considered earned on the basis of actual performance through the end of the fiscal quarter prior to the change-in-control date

•   Gross-up payment for any Internal Revenue Code Section 280G excise tax liability (only for those individuals eligible for such gross-up payment pursuant to the provisions of the Severance Plan in effect as of January 28, 2010)

(1)	Retirement is defined as the termination of a Named Executive Officer’s employment with a combined age and years of service of not less than 70 years.
(2)

The change in control protection period will begin with the execution of the definitive agreement for the change in control transaction and continue for a specified period following the effective date of the change in control transaction (24 months for Dr. Martin and 18 months for the other Named Executive Officers).

A Named Executive Officer must deliver a general release of claims against Gilead as a condition of his or her receipt of payments and benefits under the Severance Plan. The cash severance component of those arrangements will be paid in a series of equal periodic installments in accordance with our normal payroll practices over a period of years corresponding to the applicable multiple of base salary indicated above for the Named Executive Officer. However, a portion of those installments may be subject to a six-month holdback to the extent required under applicable tax laws.

The estimated severance payments and benefits for which a Named Executive Officer will become eligible if his or her employment is involuntarily terminated without cause or if his or her employment is terminated under certain prescribed circumstances within the change in control protection period are set forth in the following table. The estimated amounts are based on the following assumptions:

•

the termination of employment occurred on December 31, 2013, under circumstances triggering vesting acceleration and severance payments and benefits under the various termination events described summarized in the table above;

•	the change in control transaction occurred on December 31, 2013; and

•

the price per share of our common stock paid to our stockholders in consummation of the change in control was $75.10 per share, the closing market price of our common stock on December 31, 2013, the last business day of 2013.

The table below does not include accrued wages, vacation pay, vested deferred compensation or the intrinsic value (as of December 31, 2013) of any outstanding stock options or other stock awards held by the Named Executive Officer that were vested on that date:

2013 POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION OR CHANGE IN CONTROL TERMINATION

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Target Attainment of Performance Goals		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Maximum Attainment of Performance Goals
John C. Martin
Cash severance	$8,809,250	$13,213,875		$13,213,875
Stock award vesting acceleration	—	112,200,407	(1)	125,161,916	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	58,506	87,760		87,760
Outplacement services	18,000	18,000		18,000
Excise tax and gross up	—	—		—

Total	$8,885,756	$125,520,042		$138,481,551

Robin L. Washington
Cash severance	$1,704,066	$3,322,665		$3,322,665
Stock award vesting acceleration	—	27,042,293	(1)	30,246,810	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	49,728	82,880		82,880
Outplacement services	12,000	12,000		12,000
Excise tax and gross up	—	10,489,133		13,078,642

Total	$1,765,794	$40,948,971		$46,742,997

John F. Milligan
Cash severance	$2,738,933	$5,578,583		$5,578,583
Stock award vesting acceleration	—	48,595,970	(1)	54,035,463	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	49,261	82,102		82,102
Outplacement services	18,000	18,000		18,000
Excise tax and gross up	—	—		—

Total	$2,806,194	$54,274,655		$59,714,148

Norbert W. Bischofberger
Cash severance	$2,146,616	$4,254,041		$4,254,041
Stock award vesting acceleration	—	35,155,119	(1)	39,590,525	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	49,261	82,102		82,102
Outplacement services	12,000	12,000		12,000
Excise tax and gross up	—	—		—

Total	$2,207,877	$39,503,262		$43,938,668

Executive Benefits and Payments Upon Separation	Involuntary Termination Without Cause Without a Change in Control	Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Target Attainment of Performance Goals		Involuntary Termination Without Cause or Resignation For Good Reason Within Change in Control Protection Period Assuming Maximum Attainment of Performance Goals
Kevin Young
Cash severance	$1,981,787	$3,935,718		$3,935,718
Stock award vesting acceleration	—	32,370,972	(1)	35,926,957	(2)
Benefits and perquisites:
Lump sum to cover COBRA costs	16,205	27,008		27,008
Outplacement services	12,000	12,000		12,000
Excise tax and gross up	—	—		—

Total	$2,009,992	$36,345,698		$39,901,683

(1)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 125% of the number of allotted performance shares for the 2011 grants, 200% of the allotted performance shares for the revenue tranches of the 2012 and 2013 grants based on an assumed level of maximum goal attainment and 100% of the number of allotted performance shares for the TSR tranches of the 2012 and 2013 grants based on a target level goal attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

Tranches for which performance objectives have not yet been defined are not deemed to be outstanding at this time and therefore, are not included in the table above. See footnotes 5 and 6 to the 2013 Grants of Plan-Based Awards table on page 63 for a detailed description of the terms of the 2012 and 2013 performance shares.
(2)

Performance shares included in this line item assume that the number of shares of our common stock payable upon the change in control is based on a probable outcome of 125% of the number of allotted performance shares for the 2011 grants and 200% of the number of allotted performance shares for the revenue and TSR tranches of the 2012 and 2013 grants based on an assumed level of maximum goal attainment. The actual value realized from those grants will depend upon the actual level of goal attainment.

Tranches for which performance objectives have not yet been defined are not deemed to be outstanding at this time and therefore, are not included in the table above. See footnotes 5 and 6 to the 2013 Grants of Plan-Based Awards table on page 63 for a detailed description of the terms of the 2012 and 2013 performance shares.

COMPENSATION OF NON-EMPLOYEE BOARD MEMBERS

General

The members of our Board of Directors play a critical role in guiding our strategic direction and overseeing the management of our Company. In recent years, the evolving role and responsibilities of the Board of Directors has increased the time commitment required for, and risks associated with, Board service. As a result, the demand for highly qualified and experienced individuals who are capable of serving as the directors of a large public company has also increased.

These dynamics make it imperative that we provide a competitive compensation program for our non-employee directors. Such directors are accordingly compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees, and receive a combination of annual cash retainers and equity compensation in the form of stock options and restricted stock unit awards in amounts that correspond to the level of their general Board and Board committee service. In addition, our non-employee directors are also reimbursed for their expenses incurred in connection with attendance at Board and committee meetings and related activities. Our only employee director, Dr. Martin, receives no separate compensation for his service in such capacity.

Our Compensation Committee reviews our non-employee director compensation program on an annual basis. Any recommended changes to the program are then presented to the full Board of Directors for its consideration and approval.

2013 Non-Employee Board Member Compensation

In the past, it was our practice to grant a stock option for a fixed number of shares of our common stock to a non-employee director upon joining the Board of Directors and annually thereafter as part of the annual director compensation program. Over time, as the value of our common stock grew, leading to multiple stock splits, the value of these option grants with their fixed number of shares adjusted to reflect those splits became too high to sustain. Our Board of Directors believed that the best course of action was to establish a fixed grant-date value for these option grants and provide a better balance between cash and equity compensation. Accordingly, in 2009, our Compensation Committee adopted a fixed grant-date fair value formula for annual equity awards, eliminated all other equity awards for the non-employee directors, and increased the amount of their annual cash retainer.

Cash Payments and Equity Awards

The following table sets forth the compensation arrangements for our non-employee Board members during 2013:

2013 Non-Employee Board Member Compensation
	Cash Payment(1)(4)	Grant-Date Value of Equity Awards(2)
		Options(5)	Restricted Stock Units(5)
All Non-Employee Board Members	$ 75,000 retainer	$150,000	$150,000

Lead Independent Director	$ 35,000(3) additional cash retainer	None	None

Audit Committee Chair	$ 20,000 additional cash retainer	None	None

Compensation Committee Chair	$ 15,000 additional cash retainer	None	None

Nominating and Scientific Chairs	$ 10,000 additional cash retainer for each committee	None	None

Committee Member (in addition to any Committee Chair fees)	$ 20,000 additional cash retainer for each committee	None	None

(1)

A non-employee director’s actual annual cash retainer will be equal to the aggregate of his or her retainer fee for Board service ($75,000) plus his or her retainers for service on one or more Board committees (e.g., if the Audit Committee Chair also serves as a member on the Compensation Committee, the total dollar amount of the cash retainer will be $135,000).

(2)

The number of shares of our common stock subject to the option portion of the annual equity award will be calculated as follows: $150,000 ÷ [(closing market price per share of our common stock on the grant date) x (Black-Scholes option-valuation percentage)], with any fractional share rounded down to the next whole share. The number of shares of our common stock subject to the restricted stock unit portion of the annual equity award will be calculated by dividing $150,000 by the closing market price per share of our common stock on the award date, with any fractional share rounded down to the next whole share.

(3)

The Lead Independent Director will receive an additional retainer of $75,000 should the Lead Independent Director not serve on any committees of the Board or $35,000 should the director serve on a committee. In 2014, the additional cash retainer for the Lead Independent Director serving on any committee was increased by $5,000 to $40,000.

(4)

In 2014, the additional cash retainer for the Chair of the Nominating and Corporate Governance Committee and the Scientific Committee was increased by $5,000 to $15,000. The Lead Independent Director, Committee Chairs, and other Committee members do not receive any additional equity awards for their Lead Independent Director or Committee service.

(5)	The Lead Independent Director, Committee Chairs, and other Committee members do not receive any additional equity awards for their Lead Independent Director or Committee service.

Deferred Compensation Plan

Our Deferred Compensation Plan allows our non-employee directors to defer all or a portion of their cash retainer each year. The deferred amount may either be immediately converted into phantom shares of our common stock or invested in a designated group of investment funds. To the extent that a non-employee director elects to defer his or her cash retainer into phantom shares, the resulting number of phantom shares of our common stock will be determined by dividing the deferred amount by the fair market value per share of our common stock on the conversion date. The resulting number of phantom shares will be paid out in actual shares of our common stock at the end of the deferral period. If the non-employee director elects to defer his or her retainer into investment funds, then he or she may select from among the 27 investment funds available under the Deferred Compensation Plan. These investment funds are substantially the same as those available under our broad-based Section 401(k) employee savings plan, and the non-employee director may change his or her elections in those funds on a daily basis.

A non-employee director may elect to receive his or her deferred account balance at a designated age that is no earlier than age 50 and no later than age 75, or on the date of his or her cessation of Board service or on the second or fifth anniversary of that cessation date. A non-employee director may elect for the distribution to be made in a lump sum or in annual installments over a period not to exceed 10 years. A non-employee director may receive an early distribution or a portion of his or her deferred account balance in the event of a financial hardship. In the event of a non-employee director’s death, his or her deferred account balance will be distributed in a lump sum to his or her designated beneficiary.

Stock Ownership Guidelines

Based on the recommendation of the Compensation Committee, our Board of Directors has established stock ownership guidelines to encourage our non-employee directors to retain a significant portion of their shares of our common stock. These stock ownership guidelines require our non-employee directors to hold shares of our common stock with an aggregate fair market value equal to or greater than five times their annual retainer. This guideline is to be achieved over a five-year period measured from the date the non-employee director first joins the Board.

Terms of Equity Awards

The stock options granted to our non-employee directors have an exercise price not less than the fair market value per share of our common stock on the date of grant (based on the closing market price for our common stock on that date as reported on the NASDAQ Global Select Market). Each option has a maximum term of 10 years, subject to earlier termination three years after the non-employee director’s cessation of Board service (with service as Director Emeritus to be treated for such purpose as continued Board service). Each option vests in successive equal quarterly increments over a one-year period measured from the date of grant. The restricted stock unit awards granted to our non-employee directors vest upon the completion of one year of Board service measured from the date of grant. Initial equity a wards for new non-employee directors are prorated based on the number of days remaining in the compensation period in which they commence Board service.

During 2013, the stock options granted to each of our current non-employee directors covered 75,978 shares of our common stock, with an average exercise price of $52.38 per share, based on the fair market value of our common stock on the date of grant. The restricted stock unit awards granted to each of our current non-employee directors covered 25,767 shares of our common stock.

The shares that vest under restricted stock unit awards may, pursuant to a director’s advance election, be subject to a deferred issuance in up to five annual installments following his or her cessation of Board service.

The table below summarizes the compensation paid by us to non-employee Board members for the 2013 fiscal year:

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)(9)	Option Awards(3)(9)	Non-Equity Incentive Plan Compensation Earnings	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
John F. Cogan	$155,082	(5)	$149,964	$149,944	—	—	—	$454,990
Etienne F. Davignon	$95,000		$149,964	$149,944	—	—	—	$394,908
James M. Denny(4)	—		—	—	—	—	—	—
Carla A. Hills	$95,000		$149,964	$149,944	—	—	—	$394,908
Kevin E. Lofton	$115,000	(6)	$149,964	$149,944	—	—	—	$414,908
John W. Madigan	$130,000		$149,964	$149,944	—	—	—	$429,908
Gordon E. Moore(4)	—		—	—	—	—	—	—
Nicholas G. Moore	$135,000	(7)	$149,964	$149,944	—	—	—	$434,908
Richard J. Whitley	$125,000	(8)	$149,964	$149,944	—	—	—	$424,908
Gayle E. Wilson	$125,000		$149,964	$149,944	—	—	—	$424,908
Per Wold-Olsen	$115,000		$149,964	$149,944	—	—	—	$414,908

(1)	Represents cash retainer for serving on our Board and committees of the Board.
(2)

Represents the grant-date fair value of the restricted stock unit award for 2,863 shares made to each Board member during the 2013 fiscal year. The applicable grant-date fair value of each award was determined in accordance with FASB ASC Topic 718 and accordingly calculated by multiplying the number of shares of our common stock subject to the award by the closing price per share of our common stock on the award date, without any adjustment for estimated forfeitures related to such service vesting. No other stock awards were made to the non-employee Board members during the 2013 fiscal year.

(3)

Represents the grant-date fair value of the stock option grant for 8,442 shares with an exercise price of $52.38 per share made to each Board member during the 2013 fiscal year. The applicable grant-date fair value of each award was calculated in accordance with FASB ASC Topic 718, and did not take into account any estimated forfeitures related to such service vesting. Assumptions used in the calculation of grant-date fair value are set forth in Note 13 to our Consolidated Financial Statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for such fiscal year. No other option grants were made to the non-employee Board members during the 2013 fiscal year.

(4)	Mr. Denny and Dr. Gordon Moore retired from our Board on May 12, 2013.
(5)	Includes an additional pro-rated retainer of $5,082 for his appointment as Lead Independent Director in May 2013.
(6)

Mr. Lofton elected to defer $86,250 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 1,669 phantom shares have a grant-date fair value of $86,250 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Lofton also deferred an additional $28,750 of his fees as a cash deferral under our Deferred Compensation Plan.

(7)

Mr. Nicholas Moore elected to defer $40,500 of his retainer fee and convert such amount into phantom shares of our common stock. The number of phantom shares was calculated by dividing that dollar amount by the closing price per share of our common stock on the conversion date. The resulting 784 phantom shares have a grant-date fair value of $40,500 and will be paid out in actual shares of our common stock at the end of the deferral period. Mr. Moore also deferred an additional $94,500 of his fee as a cash deferral under our Deferred Compensation Plan.

(8)	Mr. Whitley deferred $125,000 of his retainer fee as a cash deferral under our Deferred Compensation Plan.
(9)

The following table shows for each named individual the aggregate number of shares subject to all outstanding options, restricted stock units and phantom shares held by that individual as of December 31, 2013:

Name	Number of Shares of Common Stock Subject to all Restricted Stock Units as of December 31, 2013	Number of Shares of Common Stock Subject to all Outstanding Options as of December 31, 2013	Number of Shares of Common Stock Subject to all Phantom Shares as of December 31, 2013
John F. Cogan	2,863	360,334	—
Etienne F. Davignon	2,863	45,046	—
James M. Denny	—	180,292	—
Carla A. Hills	2,863	352,834	2,131
Kevin E. Lofton	2,863	79,974	16,344
John W. Madigan	2,863	243,334	—
Gordon E. Moore	—	—	—
Nicholas G. Moore	15,979	129,114	23,271
Richard J. Whitley	2,863	145,834	6,092
Gayle E. Wilson	2,863	265,834	6,271
Per Wold-Olsen	2,863	71,674	—

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2013:

Equity Compensation Plan Information

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Common Shares Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(2):
2004 Equity Incentive Plan	72,678,821	$19.6538	76,754,784
1991 Stock Option Plan(3)	1,329,394	$7.2344	—
Employee Stock Purchase Plan(4)			6,207,516
All plans approved by security holders	74,008,215	$19.3500	82,962,300
Equity compensation plans not approved by security holders	—	—	—
Total:	74,008,215	$19.3500	82,962,300

(1)

Does not take into account 19,654,135 phantom shares, restricted stock awards, restricted stock units and performance share units granted to directors and officers under our 2004 Equity Incentive Plan.

(2)

Does not include 347,996 shares of common stock issuable upon exercise of assumed options and vesting of restricted stock awards under the Myogen, Inc. 2003 Equity Incentive Plan, Corus Pharma, Inc. 2001 Stock Plan, CV Therapeutics, Inc. 1994 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Equity Incentive Plan, CV Therapeutics, Inc. 2000 Nonstatutory Incentive Plan, CV Therapeutics, Inc. 2004 Employment Commencement Incentive Plan, CV Therapeutics, Inc. Non-Employee Directors’ Stock Option Plan and Arresto Biosciences, Inc. 2007 Equity Incentive Plan in connection with acquisitions. Options granted under such plans have a weighted-average exercise price of $18.5717.

(3)	We no longer grant equity awards under this plan although stock options remain outstanding under such plan.
(4)

Under our Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock by: (1) each beneficial owner of more than 5% of our common stock known to us, as of December 31, 2013; and (2) each director and nominee for director, each of the individuals named in the Summary Compensation Table on page 62 and all of our current executive officers and directors as a group, as of February 28, 2014.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares		Percent of Total
Capital Research Global Investors	136,067,270	(2)	8.9%
FMR LLC.	114,019,667	(3)	7.4%
Blackrock, Inc.	95,836,374	(4)	6.2%
T. Rowe Price Associates, Inc.	77,870,453	(5)	5.0%
Norbert W. Bischofberger	3,704,670	(6)	*
John F. Cogan	397,765	(7)	*
Etienne F. Davignon	877,204	(8)	*
Carla A. Hills	385,906	(9)	*
Kevin E. Lofton	119,681	(10)	*
John W. Madigan	263,687	(11)	*
John C. Martin	11,654,260	(12)	*
John F. Milligan	4,402,321	(13)	*
Nicholas G. Moore	125,991	(14)	*
Robin L. Washington	79,753	(15)	*
Richard J. Whitley	162,931	(16)	*
Gayle E. Wilson	505,910	(17)	*
Per Wold-Olsen	144,873	(18)	*
Kevin Young	1,241,751	(19)	*
All current executive officers and directors as a group (15 persons)	24,747,894	(20)	1.61%

*	Less than 1% of the outstanding shares of our common stock.
(1)

This table is based upon information supplied by our directors and officers and a Schedule 13G/A filed with the SEC by Capital Research Global Investors (“Capital Research”), a Schedule 13G/A filed with the SEC by FMR LLC (“FMR”), a Schedule 13G/A filed with the SEC by Blackrock, Inc. (“Blackrock”) and a Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. (“T. Rowe”). Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except with respect to the percentages listed for Capital Research, FMR, BlackRock and T. Rowe, applicable percentages are based on 1,538,230,157 shares of common stock outstanding on February 28, 2014, adjusted as required by the rules promulgated by the SEC.

(2)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2014 by Capital Research reporting sole power to vote or direct the vote over 136,067,270 shares and the sole power to dispose or to direct the disposition of 136,067,270 shares. The address of Capital Research is 333 South Hope Street, Los Angeles, California 90071.

(3)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR reporting sole power to vote or direct the vote over 9,560,482 shares and the sole power to dispose or to direct the disposition of 114,019,667 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR (“FMRC”), is the beneficial owner of 78,553,995 shares as a result of acting as investment adviser. Edward C. Johnson 3d (“ECJ”) and FMR, through its control of FRMC and the funds, each has sole power to dispose of the 78,553,995 shares owned by the funds. Neither FMR nor ECJ has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Fidelity SelectCo, LLC, a wholly-owned subsidiary of FMR, is the beneficial owner of 24,376,895 shares as a result of acting as an investment manager. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 484,130 shares as a result of its serving as an investment manager. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, is the beneficial ownership of 199,177 as a result of it providing investment advisory services. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,764,008 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds and investment companies owning such shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 5,597,464 shares as a result of its serving as investment manager of institutional accounts owning such shares. Crosby Advisors LLC, which provides investment advisory services, is the beneficial owner of 34,045 shares. FIL Limited (“FIL”), which provides investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, is the beneficial owner of 3,00,953 shares. Partnerships controlled predominantly by members of the family of ECJ or trusts for their benefit own shares of FIL voting stock with the right to cast approximately 25-50% of the total votes that may be cast by all holders of FIL voting stock. FMR and FIL view that the shares held by each other need not be aggregated for purposes of Section 13(d). The address of FMR is 245 Summer Street, Boston, MA 02210.
(4)

Based solely on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2014 by Blackrock reporting sole power to vote or direct the vote over 79,581,095 and the sole power to dispose or to direct the disposition of 95,718,808 shares. The address of Blackrock is 40 East 52nd Street, New York, New York 10022.

(5)

Based solely on information set forth in a Schedule 13G filed with the SEC on February 11, 2014 by T. Rowe reporting sole power to vote or direct the vote over 25,969,055 and the sole power to dispose or to direct the disposition of 77,870,453 shares. These securities are owned by various individual and institutional investors which T. Rowe serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe is deemed to be a beneficial owner of such securities; however, T. Rowe expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Includes 1,538,621 shares subject to stock options exercisable within 60 days of February 28, 2014, and 2,165,081 shares held in trust by family members.
(7)	Includes 358,223 shares subject to stock options exercisable within 60 days of February 28, 2014.
(8)	Includes 42,935 shares subject to stock options exercisable within 60 days of February 28, 2014.
(9)	Includes 2,131 phantom shares and 350,723 shares subject to stock options exercisable within 60 days of February 28, 2014.
(10)	Includes 16,344 phantom shares and 77,863 shares subject to stock options exercisable within 60 days of February 28, 2014.
(11)	Includes 241,223 shares subject to stock options exercisable within 60 days of February 28, 2014 and 11,936 shares held in trust.
(12)	Includes 7,596,171 shares subject to stock options exercisable within 60 days of February 28, 2014.
(13)	Includes 3,625,069 shares subject to stock options exercisable within 60 days of February 28, 2014.
(14)	Includes 23,271 phantom shares and 87,935 shares subject to stock options exercisable within 60 days of February 28, 2014.
(15)	Includes 52,973 shares subject to stock options exercisable within 60 days of February 28, 2014, and 26,780 shares held in a trust.
(16)	Includes 6,092 phantom shares and 143,723 shares subject to stock options exercisable within 60 days of February 28, 2014.
(17)	Includes 6,271 phantom shares 263,723 shares subject to stock options exercisable within 60 days of February 28, 2014 and 200,000 shares held in trust.
(18)	Includes 69,563 shares subject to stock options exercisable within 60 days of February 28, 2014.
(19)	Includes 1,078,943 shares subject to stock options exercisable within 60 days of February 28, 2014.
(20)

Includes 54,109 phantom shares and an aggregate of 16,176,973 shares subject to stock options exercisable by directors and current executive officers within 60 days of February 28, 2014. See notes (6) through (19) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to provide to us copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2013, our executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to these executive officers, directors and greater than 10% stockholders other than the following: Mr. Nicholas E. Moore had one late filing due to a change in his CIK Code and our six executive officers as of January 2013 each had one late filing reporting the acquisition of certain earned but unvested performance share units.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of Mr. John Madigan (Chairman), Mr. Kevin Lofton, Mr. Nicholas Moore and Mr. Per Wold-Olsen. None of the members of our Compensation Committee during 2013 is currently or has been, at any time since our formation, one of our officers or employees. During 2013, no executive officer served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee during 2013 currently has or has had any relationship or transaction with a related person requiring disclosure pursuant to Item 404 of Regulation S-K.

AUDIT COMMITTEE REPORT(1)

In connection with the audited consolidated financial statements for the fiscal year ended December 31, 2013, the Audit Committee has:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with Ernst & Young LLP, Gilead’s independent registered public accounting firm (the “Auditors”), the matters required to be discussed with the Audit Committee by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”); and

(3) received the written disclosures and the letter from the Auditors required by applicable requirements of the PCAOB regarding the Auditors’ communications with the Audit Committee concerning independence, and has discussed with the Auditors the Auditors’ independence.

Based upon these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in Gilead’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission. Our Board has approved this inclusion.

Audit Committee

Nicholas G. Moore, Chairman John F. Cogan Kevin E. Lofton John W. Madigan

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Indemnity Agreements

We have entered into indemnity agreements with each of our executive officers (including our named executive officers) and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of us, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Policies and Procedures

Our Audit Committee is responsible for reviewing and approving, in advance, all related person transactions. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members and transactions include any transaction or arrangement in which the amount involved exceeds $120,000 where the company or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” To identify related person transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest. We review related person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our Nominating and Corporate Governance Committee Charter determines, on an annual basis, which members of our Board meet the definition of independent director as defined in Rule 5605 of the NASDAQ Marketplace Rules. This obligation is set forth in writing in the Nominating and Corporate Governance Committee charter. A copy of the Nominating and Corporate Governance Committee charter is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Nominating and Corporate Governance Committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Ethics establishes the corporate standards of behavior for all our employees, officers, and directors and sets our expectations of contractors and agents. The Code of Ethics is available on our website at http://www.gilead.com in the Investors section under “Corporate Governance.” Our Code of Ethics requires any person who becomes aware of any departure from the standards in our Code of Ethics to report his or her knowledge promptly to a supervisor or an attorney in the legal department.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A Notice of Internet Availability of Proxy Materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, direct your written request to Susan Hubbard, Vice President, Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or contact Broadridge Financial Solutions, Inc. at (800) 542-1061. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors,

Gregg H. Alton
Secretary

March 24, 2014

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, is available without charge upon written request to Investor Relations, Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, California 94404 or by accessing a copy through Gilead’s website at http://www.gilead.com in the Investors section under “SEC Filings.”

APPENDIX A

PROPOSED AMENDMENT TO THE RESTATED

CERTIFICATE OF INCORPORATION

OF GILEAD SCIENCES, INC.

The complete text of the proposed amendment is set forth below ,with proposed additions indicated by underlining and proposed deletions indicated by strike-outs.

[New Section IX. Existing Section IX to be renumbered Section X.]

IX.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation or any director, officer, employee or agent of the Corporation governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

X.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph (b) of this Article ~~I~~X, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, a Majority Vote shall be required to alter, amend or repeal Article VI, Article VII ~~or~~, Article IX or Article X.

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. GILEAD SCIENCES, INC. M71581-P47436 GILEAD SCIENCES, INC. ATTN: RUEY-LI HWANG 333 LAKESIDE DRIVE FOSTER CITY, CA 94404 1a. John F. Cogan 1b. Etienne F. Davignon 1c. Carla A. Hills 1d. Kevin E. Lofton 1e. John W. Madigan 1f. John C. Martin 1g. Nicholas G. Moore 1h. Richard J. Whitley 1i. Gayle E. Wilson 1j. Per Wold-Olsen 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote AGAINST the following proposals: For Against Abstain ! ! ! For Against Abstain 2. To ratify the selection of Ernst & Young LLP by the Audit Committee of the Board of Directors as the independent registered public accounting firm of Gilead for the fiscal year ending December 31, 2014. 3. To vote on a proposed amendment to Gilead’s Restated Certificate of Incorporation to designate Delaware Chancery Court as the exclusive forum for certain legal actions. 4. To approve, on an advisory basis, the compensation of our named executive officers as presented in the Proxy Statement. 5. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that the Chairman of the Board of Directors be an independent director. 6. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board take steps to permit stockholder action by written consent. 7. To vote on a stockholder proposal, if properly presented at the meeting, requesting that the Board adopt a policy that incentive compensation for the Chief Executive Officer include non-financial measures based on patient access to Gilead’s medicines.

GILEAD SCIENCES, INC. Annual Meeting of Stockholders May 7, 2014 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints John C. Martin and John F. Milligan, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gilead Sciences, Inc. Common Stock, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 7, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. Continued and to be signed on reverse side M71582-P47436